Filed pursuant to Rule 424(b)(5)
File No. 333-135983
A filing fee of $11,844 has been transmitted to the SEC in connection with the securities offered pursuant to this prospectus supplement based on 4,025,000 shares of common stock at a proposed maximum aggregate offering price of $110,687,500.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 24, 2006)

3,500,000 Shares

Common Stock

$27.50 per share

We are selling 3,500,000 shares of our common stock. We and the selling stockholder named in this prospectus supplement have granted the underwriters an option to purchase up to an aggregate of 525,000 additional shares of our common stock to cover over-allotments, if any. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “CONR.” The last reported sales price of our common stock on July 26, 2006 was $27.75 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$27.50	$96,250,000
Underwriting Discount	$1.65	$5,775,000
Proceeds to Conor Medsystems, Inc. (before expenses)	$25.85	$90,475,000

The underwriters expect to deliver the shares to purchasers on or about August 1, 2006.

Joint Book-Running Managers

Citigroup	Morgan Stanley

Lehman Brothers
Cowen and Company
CIBC World Markets

July 26, 2006

You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized and the underwriters have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find Additional Information” in the accompanying prospectus.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we and the selling stockholder are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

After you read the following summary, you should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus together with the additional information described under “Where You Can Find Additional Information” in the accompanying prospectus. If you invest in our common stock, you are assuming a high degree of risk. See “Risk Factors.”

Corporate Overview

We develop innovative controlled vascular drug delivery technologies. We have initially focused on the development of drug-eluting stents to treat coronary artery disease. We commenced marketing our CoStar stent in many of the countries in the European Union in February 2006 through our distributor, Biotronik AG. Stents are tubular mesh devices consisting of interconnected metal struts that are inserted inside an artery to act as scaffolding, propping open a narrowed blood vessel. Our stents have been specifically designed for vascular drug delivery, in contrast to currently available drug-eluting stents, which are conventional bare metal stents coated with a drug and a polymer. A polymer is a substance used to modulate the release of a drug. Our stents incorporate hundreds of small holes, each acting as a reservoir into which we can load a drug-polymer composition. Through this proprietary design, we can better control drug release kinetics, or the rate and direction of drug release over time. Our efforts are currently focused on the development and commercialization of our cobalt chromium paclitaxel-eluting coronary stent system, CoStar, for the treatment of restenosis, or the re-narrowing of the inner channel of the artery following balloon angioplasty. Balloon angioplasty is a procedure in which an interventional cardiologist uses a catheter to maneuver a balloon to the site of a blocked artery, where the balloon is inflated to create a larger channel for blood flow. We believe that our stent technology can support a wide range of drugs. Our clinical efforts have focused on the use of paclitaxel, an anti-proliferative drug initially developed to treat certain types of cancer, and on the use of pimecrolimus, an anti-inflammatory drug initially developed to treat certain types of skin disorders.

We believe that our drug-eluting stents offer significant advantages over conventional surface-coated drug-eluting stents, including the possibility of reduced rates of late stent thrombosis, or blood clots, that occur after the cessation of anti-platelet therapy. Our stent design enables a wide range of drug release kinetics and also provides greater directional control over the release of the drug, which we believe allows for more targeted treatment within the artery and more efficient use of the therapeutic agent. A highly distinguishing characteristic of our stent is its use of “ductile hinges,” which are designed to ensure that the drug-polymer composition inlayed into the reservoirs is not extruded, fractured or otherwise disrupted during stent expansion. As a result, we are able to use a wider range of polymers and drugs, including water-soluble drugs, as compared to conventional surface-coated drug-eluting stents. We have also focused on the application of bioresorbable polymers. We believe that the use of bioresorbable polymers may confer a long-term advantage with respect to reduced rates of late stent thrombosis.

We have entered into agreements with Biotronik AG, Interventional Technologies Limited, or IVT, and affiliates of St. Jude Medical, Inc. to distribute our CoStar stent outside of the United States. We intend to pursue commercialization in the United States with our own sales force, subject to receipt of U.S. regulatory approval.

Accomplishments Since Our Initial Public Offering

Since our initial public offering in December 2004, we have continued to develop our drug-eluting stent platform and have commenced the commercialization of our CoStar stent. In particular:

•	European Marketing Approval and Commercialization. In February 2006, our CoStar stent received CE Mark approval in the European Union, and we commercially launched our CoStar stent in many of the countries in the European Union through our distributor, Biotronik AG.

•	U.S. Pivotal Clinical Trial. We submitted an investigational device exemption, or IDE, application to the U.S. Food and Drug Administration, or FDA, in the first quarter of 2005 for our U.S. pivotal clinical trial, COSTAR II, evaluating our CoStar stent. In December 2005, we received approval from the FDA to fully enroll the COSTAR II trial to the full cohort of 1,700 patients, and we completed enrollment of all 1,700 patients in April 2006. If the clinical trial proceeds as scheduled and the outcome of this clinical trial is favorable, we anticipate submitting an application for marketing approval with the FDA in 2007 and, if the FDA agrees that we have established the safety and effectiveness of our CoStar stent, receiving regulatory approval for our CoStar stent in the United States in late 2007 or early 2008. We could be delayed by adverse results or regulatory complications, and we may never achieve U.S. regulatory approval.

•	Positive Clinical Trial Results. During 2005, we presented positive clinical trial results from our PISCES, COSTAR I and EuroSTAR clinical trials that we believe continue to demonstrate that drug release kinetics can have an effect on treatment outcomes and that our stent technologies offer advantages over conventional surface-coated drug-eluting stents.

•	Initiation of Pimecrolimus Trials. In March 2006, pursuant to the terms of our agreement with Novartis Pharma AG, we exercised our option to obtain a worldwide, non-exclusive license from Novartis to develop, manufacture and commercialize products that use our vascular delivery stent systems, including our drug-eluting reservoir-based cobalt chromium stent, for the local delivery of pimecrolimus. Pimecrolimus is a cell-selective inhibitor of the production and release of pro-inflammatory cytokines. It is believed that inflammation is one of the key mechanisms in restenosis as well as other vascular inflammatory diseases such as unstable plaques. In May 2006, we initiated the GENESIS trial, which is a multi-center, randomized, three-arm non-inferiority pivotal study designed to compare our cobalt chromium pimecrolimus-eluting coronary stent system, Corio, our cobalt chromium pimecrolimus- and paclitaxel-eluting coronary stent system, SymBio, and our CoStar stent, and we expect to begin enrollment in the third quarter of 2006. Also in May 2006, we initiated the RAPID trial, which is a prospective, open-label, multi-center registry designed to evaluate our Corio stent for safety and effectiveness, and we expect to begin enrollment in the fourth quarter of 2006. The patients in the RAPID trial will receive only two months of anti-platelet therapy after implantation of the Corio stent, which will allow us to assess whether the use of anti-platelet therapy can be reduced without increasing the risk of late stent thrombosis.

•	Expansion of Early-Stage Pipeline. We entered into a feasibility agreement with Biotronik to evaluate a bioresorbable reservoir-based stent incorporating Biotronik’s absorbable metal to enable tailored drug release kinetics for the treatment of restenosis and other vascular disorders. We are also investigating the applicability of our stent technology to the treatment of an acute myocardial infarction, or AMI, commonly known as a heart attack.

Our Solution

We believe that our stents possess the following key advantages compared to conventional surface-coated drug-eluting stents:

•	Enhanced control of drug delivery.

•	Controllable release kinetics. While conventional surface-coated drug-eluting stents provide limited control over the rate of drug release and generally release their drug at a rapid rate for a short period, after which the rate of drug release slows, the drug inlay design of our stents allows for greater control of release kinetics. As the efficacy of drugs may depend on how they are released in the body, our stents are designed to allow release kinetics to be better matched to the requirements of a drug.

•	Directional drug control. Our stent can be designed to release drug into the arterial wall, primarily into the bloodstream or in both directions.

•	Control over manufacturing consistency. We believe that we can effectively control the drug loading process, allowing us to reach a level of high uniformity across the stent.

•	Enhanced flexibility in drug therapies.

•	Capability to deliver a wider range of drugs. We believe that our stents are capable of delivering a broader range of compounds than conventional surface-coated drug-eluting stents.

•	Controlled delivery of multiple drugs. Our stent design permits controlled delivery and independent release of multiple drugs from a single stent.

•	Expanded drug capacity. Our reservoirs provide the potential for greater dose capacity than thin surface coatings, allowing our stents to deliver more drug for an extended period of time, if required.

•	Enhanced polymer capabilities.

•	Low exposure of polymer to the arterial wall. Our stent has no surface coatings, and polymers are placed within discrete reservoirs. As a result, the amount of polymer exposed to the arterial wall is greatly reduced.

•	Bioresorbable polymers. Our stent incorporates polymers that are absorbed by the body after the drug is released, and, after resorbtion, no polymer or drug remains at the target site. We believe that the use of bioresorbable polymers may confer a long-term advantage with respect to reduced rates of late stent thrombosis.

•	Wider range of available polymers. Because our stent platform provides a non-deforming polymer- drug reservoir that is not affected by the expansion of the stent, a wider range of polymers may be used in our stents compared to the polymers available for conventional surface-coated drug-eluting stents, which need to be elastic and adhesive to accommodate stent expansion.

•	Superior manufacturability. We believe that our proprietary manufacturing technologies, coupled with our stent design, may allow us to benefit from relatively high throughput, high uniformity and high manufacturing yield.

Our Strategy

Our goal is to continue to be a leading innovator in the field of vascular drug delivery through medical devices. Key elements of our strategy include:

•	Commercialize our CoStar stent for the treatment of restenosis in the United States.

•	Continue to demonstrate that our stent technologies offer advantages over conventional surface-coated drug-eluting stents.

•	Develop and commercialize additional products for the treatment of restenosis, including products with drugs other than paclitaxel, or products that deliver a combination of drugs.

•	Leverage our technology platform for other indications.

•	Explore strategic partnerships.

Risk Factors

We anticipate that our ability to generate meaningful revenues will depend on the successful commercialization of our CoStar stent in the European Union and the receipt of regulatory approvals in the United States and other major markets, which are subject to a number of risks, including the risk that we are infringing the proprietary rights of third parties. We are involved in patent litigation in the United States, the United Kingdom, the Netherlands, Australia and Ireland, some of which involve, among other things, claims that we are infringing patents of third parties. One or both of Boston Scientific Corporation, or a subsidiary thereof, and Angiotech Pharmaceuticals, Inc., which are large, well-capitalized companies, are adversarial to us in these proceedings.

In addition to the lawsuits that we are involved in, there are currently well over 20 lawsuits pending in the United States and Europe involving claims of patent infringement by Boston Scientific, Johnson & Johnson, Medtronic, Guidant, Medinol, Spectralytics or others that relate to, among other things:

•	the use of therapeutic agents including paclitaxel and rapamycin and their analogs or derivatives to treat restenosis;

•	stent structure;

•	catheters, including balloons, used to deliver stents;

•	composition of materials used in stents, catheters and balloons; and

•	stent, catheter and balloon manufacturing processes.

We could be sued, with or without merit, on any of the patents now in third-party litigation or on other patents. In the United States alone, there are currently over 3,000 stent patents and over 1,500 patents that include the terms “catheter” and “stent” in the claims. There are over 4,100 patents that include the terms “catheter” and “balloon” in the claims. These numbers demonstrate that this is a technology area characterized by a very large number of patents that are directed to almost every aspect of stent manufacture, design and use. If we infringe any of these patents and the patents are found to be valid, we will not be able to commercialize our products without a license, which may not be available on acceptable terms or at all.

As demonstrated by the lawsuits against us, the owners of these patents have the financial capability, and have shown a willingness, to assert these patents against purported infringers in litigation. Investors should assume that we may or will become subject to additional patent litigation. If any patent infringement or other intellectual property claims asserted against us are successful, we could be prevented from commercializing our CoStar stent or other product candidates and could become subject to other substantial damage awards. In addition, even though our CoStar stent has received CE Mark approval in the European Union, we do not have the necessary regulatory approvals to market our CoStar stent or any of our other product candidates in the United States or other major markets, and we may never obtain these regulatory approvals. We do not yet have reimbursement approvals in France, and we may never obtain these approvals. For a discussion of these and other risks related to our business, see “Risk Factors.”

We were incorporated in 1999 in Delaware. Our principal executive offices are located at 1003 Hamilton Court, Menlo Park, California 94025, and our telephone number is (650) 614-4100. Our website address is http://www.conormed.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. Unless the context indicates otherwise, as used in this prospectus supplement and the accompanying prospectus, the terms “Conor Medsystems,” “we,” “us” and “our” refer to Conor Medsystems, Inc., a Delaware corporation, and its subsidiaries. We use Conor Medsystems™, Conor™, CoStar®, Corio™, SymBio™ and the Conor Medsystems logo as trademarks in the United States and other countries. All other trademarks and tradenames mentioned in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by Conor Medsystems	3,500,000 shares

Common stock to be outstanding after this offering	37,318,153 shares

Use of proceeds

To fund the development of commercial-scale manufacturing facilities, to fund clinical development and other research and development activities, to build sales and marketing capabilities and for working capital and other general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds.”

Nasdaq Global Market symbol	CONR

The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 33,818,153 shares of common stock outstanding as of March 31, 2006. This number includes 243,602 shares of restricted common stock issued upon the early exercise of stock options that are not classified as outstanding for financial reporting purposes (but that will become outstanding for financial reporting purposes as the shares vest) and excludes:

•	6,860,623 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2006, having a weighted average exercise price of $8.05 per share; and

•	an aggregate of 2,637,969 additional shares of common stock reserved for future issuance under our 2004 Equity Incentive Plan, our 2004 Non-Employee Directors’ Stock Option Plan and our 2004 Employee Stock Purchase Plan as of March 31, 2006. This number does not include additional shares that will be reserved in connection with automatic annual increases to the number of shares issuable under the terms of such plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

Historical

The following table summarizes our consolidated financial data. We derived the following consolidated financial data from our audited consolidated financial statements for each of the three years ended December 31, 2003, 2004 and 2005, our unaudited consolidated balance sheet as of March 31, 2006 and our unaudited consolidated statements of operations for the three months ended March 31, 2005 and 2006. You should read this data in conjunction with our most recent “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and related notes incorporated by reference in the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find Additional Information.”

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Product sales	$—	$—	$2,264	$36	$4,387
Cost of sales(1)	—	—	5,366	238	3,839

Gross margin	—	—	(3,102)	(202)	548
Operating expenses:
Research and development(1)	9,193	18,781	33,797	7,653	14,160
General and administrative(1)	1,848	7,607	24,421	4,605	5,360

Total operating expenses	11,041	26,388	58,218	12,258	19,520

Loss from operations	(11,041)	(26,388)	(61,320)	(12,460)	(18,972)
Interest income	72	469	3,131	679	702
Other income (expense), net	—	50	(437)	33	122

Net loss	(10,969)	(25,869)	(58,626)	(11,748)	(18,148)
Accretion to redemption value of redeemable convertible preferred stock	(1,480)	(3,125)	—	—	—
Deemed dividend upon issuance of Series E convertible preferred stock	—	(23,435)	—	—	—

Net loss attributable to common stockholders	$(12,449)	$(52,429)	$(58,626)	$(11,748)	$(18,148)

Basic and diluted net loss per share	$(3.72)	$(10.87)	$(1.78)	$(0.37)	$(0.54)

Shares used to compute basic and diluted net loss per share	3,345	4,823	33,006	31,974	33,452

_____________ (1) Includes non-cash stock-based compensation expense as follows:

Cost of sales	$—	$—	$—	$—	$187
Research and development	104	2,500	4,607	1,247	2,282
General and administrative	70	3,855	7,011	1,844	1,824

Total	$174	$6,355	$11,618	$3,091	$4,293

The following table presents summary consolidated balance sheet data:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of the 3,500,000 shares of our common stock that we are offering at the public offering price of $27.50 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

	As of March 31, 2006
	Actual	As Adjusted
	(Unaudited) (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$61,699	$151,574
Working capital	57,572	147,447
Total assets	80,239	170,114
Long-term liabilities	107	107
Accumulated deficit	(121,285)	(121,285)
Total stockholders’ equity	65,753	155,628

Recent Developments

We derived the following consolidated financial data from our audited consolidated financial statements for the year ended December 31, 2005 and our unaudited consolidated statements of operations for the three months and six months ended June 30, 2005 and 2006.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Product sales	$288	$11,332	$324	$15,719
Cost of sales(1)	603	5,029	841	8,868

Gross margin	(315)	6,303	(517)	6,851
Operating expenses:
Research and development(1)	6,453	12,981	14,106	27,141
General and administrative(1)	5,564	5,871	10,169	11,231

Total operating expenses	12,017	18,852	24,275	38,372

Loss from operations	(12,332)	(12,549)	(24,792)	(31,521)
Interest income	788	609	1,468	1,311
Other income (expense), net	(280)	375	(248)	497

Net loss	$(11,824)	$(11,565)	$(23,572)	$(29,713)

Basic and diluted net loss per share	$(0.36)	$(0.34)	$(0.72)	$(0.89)

Shares used to compute basic and diluted net loss per share	32,954	33,657	32,767	33,555

_____________ (1) Includes non-cash stock-based compensation expense as follows:

Cost of sales	$—	$161	$—	$348
Research and development	1,037	2,395	2,284	4,677
General and administrative	1,717	1,697	3,561	3,521

Total	$2,754	$4,253	$5,845	$8,546

	As of December 31, 2005	As of June 30, 2006
		(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$78,470	$52,439
Working capital	69,326	49,161
Total assets	92,070	73,552
Long-term liabilities	147	85
Accumulated deficit	(103,137)	(132,850)
Total stockholders’ equity	78,723	58,876

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus, including the additional information in our reports and other documents on file with the SEC that are incorporated by reference in the accompanying prospectus, before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Intellectual Property

Intellectual property rights, including in particular patent rights, play a critical role in the drug-eluting stent sector of the medical device industry, and therefore in our business. We face significant risks relating to patents, both as to our own patent position as well as to patents held by third parties. For example, we are involved in substantial patent litigation with large, well-capitalized companies. These risks are summarized below. We have described in greater detail our patent position, and patents held by third parties that could impact our business, under “Business—Patents and Proprietary Rights.” You should consider carefully the matters discussed under that caption and in the risk factors below in considering an investment in our common stock.

We are involved in substantial patent litigation with large, well-capitalized companies. If any patent infringement or other intellectual property claims asserted against us are successful, we could be enjoined, or prevented, from commercializing our CoStar stent, our cobalt chromium paclitaxel- and pimecrolimus-eluting coronary stent system, SymBio, our cobalt chromium pimecrolimus-eluting coronary stent system, Corio, or other product candidates.

Since February 2005, we have become involved in six separate legal proceedings regarding patents. These proceedings are:

•	litigation initiated against us in The Hague, Netherlands by Angiotech Pharmaceuticals, Inc. and Boston Scientific Corporation seeking a declaration that our CoStar stent infringes one of the Hunter patents and litigation brought by us in the same court against Angiotech, the University of British Columbia and Boston Scientific Corporation to obtain a declaration that one of the Hunter patents is invalid;

•	a litigation initiated against us in Delaware by Boston Scientific and Boston Scientific Scimed, Inc., or Scimed, seeking a judgment that our CoStar stent infringes one of the Jang patents;

•	a litigation initiated against us in Ireland by Schneider (Europe) GmbH, or Schneider, a part of the Boston Scientific group of companies, seeking a judgment that our CoStar stent infringes one of the Kastenhofer patents;

•	legal proceedings initiated by us in the United Kingdom requesting that the courts invalidate one of the Hunter patents owned by Angiotech and licensed to Boston Scientific; and

•	a proceeding initiated by us in Australia seeking to invalidate Australian patents purportedly owned by Angiotech and the University of British Columbia.

The above patents, as well as others, are described below and under the caption “Business—Patents and Proprietary Rights—Third-Party Patent Rights.” In these legal proceedings, Boston Scientific, Angiotech, Scimed and Schneider are seeking, among other things, substantial damages from us as well as injunctions to prevent us from selling, manufacturing or stocking our CoStar stent. We are unable to predict the outcome of these legal proceedings. These legal proceedings are described in more detail under the caption “Business—Legal Proceedings.”

In addition to the lawsuits that we are involved in, there are currently well over 20 lawsuits pending in the United States and Europe involving claims of patent infringement by Boston Scientific, Johnson & Johnson, Medtronic, Guidant, Medinol, Spectralytics, or others that relate to, among other things:

•	the use of therapeutic agents including paclitaxel and rapamycin or their analogs or derivatives to treat restenosis;

•	stent structure;

•	catheters, including balloons, used to deliver stents;

•	composition of materials used in stents, catheters and balloons; and

•	stent, catheter and balloon manufacturing processes.

All of the major companies in the stent and related markets, including Boston Scientific, Johnson & Johnson, Guidant and Medtronic, have repeatedly been involved in patent litigation relating to stents since at least 1997. We may pose a competitive threat to many of the companies in the stent and related markets. Accordingly, a number of these companies, especially Boston Scientific and others against which we compete or would compete directly, have a strong incentive to take steps, through patent litigation or otherwise, to prevent us from commercializing our CoStar stent.

We could be sued on any of the patents now in third-party litigation or on other patents. In the United States alone, there are currently over 3,000 stent patents and over 1,500 patents that include the terms “catheter” and “stent” in the claims. There are over 4,100 patents that include the terms “catheter” and “balloon” in the claims. These numbers demonstrate that this is an area of technology characterized by a very large number of patents that are directed to almost every aspect of stent manufacture, design and use. If we infringe any of these patents and the patents are found to be valid, we will not be able to commercialize our products without a license, which may not be available on acceptable terms or at all, and we may become obligated to pay substantial damage awards with respect to prior sales of our products.

A number of these patents are owned by very large and well-capitalized companies that are active participants in the stent market, such as Boston Scientific Corporation, Johnson & Johnson, Cordis Corporation, Medtronic Inc., Abbott Laboratories, Medinol Ltd. and Guidant Corporation (Guidant is now owned by Boston Scientific and Guidant’s vascular and endovascular business were acquired by Abbott). As discussed above, several of these third-party patents have been or are being asserted in litigation against purported infringers, including against us, demonstrating a willingness by the patent owners to litigate their claims. For a description of patents that we consider to pose a material litigation risk to us, see the discussion under the caption “Business—Patents and Proprietary Rights—Third-Party Patent Rights.” There may be patents in addition to those described under that caption that relate to aspects of our technology and that may materially and adversely affect our business. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that pose a material risk to us.

Based on litigations against us to date and the fact that we may pose a competitive threat to large and well-capitalized companies who own or control patents relating to stents and their use, manufacture and delivery, and the prolific litigation that has occurred in the stent industry, we believe that it is highly likely that additional patent infringement claims will be asserted against us with respect to the manufacture, use, offer for sale or sale of our CoStar, SymBio, Corio or other stents based on one or more of these or other patents. We have received letters from third parties who have intellectual property rights in, or who have been actively involved in litigation or oppositions relating to, coronary stents, asserting that they may have rights to patents that are relevant to our operations or our stent platform and requesting the initiation of discussions. Any lawsuit could seek to enjoin, or prevent, us from commercializing our CoStar, Symbio, Corio or other stents and may seek damages from us, and would likely be expensive for us to defend. A court may determine that these patents are valid and infringed by us. In addition, a lawsuit could seek to enjoin, or prevent our distributors from commercializing our CoStar stent. If a third party brings suit against our distributors it could materially affect our ability to generate revenue.

More specifically, there is a large number of U.S. and foreign issued patents and pending patent applications owned by third parties that generally cover stents, catheters, balloons or enabling technologies that could be relevant to our technologies, products or product candidates, any number of which could be asserted against us in litigation. We describe many of these patents below. If we or our distributors are found to infringe these or other patents, it could have a material adverse effect on our business and financial results. The fact that we list a patent or patent family below does not mean that we agree that the patent is valid or that any of our products infringe the patent.

Boston Scientific, or its subsidiaries (including Schneider and Boston Scientific Scimed), own or license a number of patents in the stent area, some of which they have litigated or are in current litigation. These include a series of patents, known as the “Kastenhofer” patents relating to catheter design; the “Jang” patents relating to stent design; the “Kunz” patents, relating to the use of paclitaxel to treat restenosis generally and also to treat restenosis via a stent; the “Forman” patents relating to balloon laser welding; the “Keith” patents relating to balloon dilation catheters; the “Euteneuer” patents relating to catheter balloons; the “Euteneuer” patents relating to catheter design; the “Ding” patents relating to stent coatings; the “Grainger” patent pertaining to a method to treat restenosis with a compound that inhibits TGF-beta; the “de Scheerder” patents relating to stent design; the “Forman” patents relating to balloon welding; and the “Zhong” patents relating to methods for coating stents. Angiotech is the owner of a number of patents, sometimes referred to as the “Hunter” patents, and has licensed from the U.S. government a number of other patents, sometimes referred to as the “Kinsella” patents, that also claim the use of paclitaxel coated stents to treat angiogenesis and restenosis. Angiotech granted an exclusive license to Boston Scientific under these patents in the coronary vascular field of use.

Johnson & Johnson, either itself or through a subsidiary such as Cordis Corporation, owns or licenses a number of patents in the stent area, including the “Wright,” “Morris,” and “Falotico” patents relating to stents containing rapamycin or its analogs in a therapeutically beneficial amount to combat restenosis; the “Schatz” patents relating to stent design; the “Fischell” and “Gray” patents relating to stent design; the “Palmaz” patents relating to stent design; the “Pinchuk” patents relating to nylon balloon and catheter systems; and the “Fontirroche” patents relating to catheter design.

In addition, Advanced Cardiovascular Systems, Inc., a subsidiary of Guidant, previously owned and controlled, and as a result of the recent acquisition of Guidant by Boston Scientific, Abbott now controls, a number of patents in this area, including the “Yock” family of patents that are directed to rapid exchange catheters; the “Lau” family of patents which claim rapid exchange catheters for stent delivery; another “Lau” family of patents directed to stent structures; the “Castro” patents, which are directed to a manufacturing process involving the application of a material to a stent; the “Sirhan” patents relating to catheter design; and the “Saunders” patents relating to methods of laser cutting stents.

Medtronic AVE, Inc. owns or controls a number of patents, including the “Enger” patents relating to balloon dilatation catheters; the “Fitzmaurice” patents directed to reinforced rapid exchange catheters; and the “Anderson” patents relating to dilatation balloons.

Medinol owns a number of patents, including those referred to as the “Israel,” “Richter” and “Pinchasik” patents, that pertain to stent design.

Sorin Biomedica Cardio S.p.A. owns a number of patents known as the “Rolando” patents directed to stent structure design.

MicroCHIPS owns a patent known as the “Santini” patent directed to stent structures.

Spectralytics, Inc. owns a number of patents known as the “Gustafson” patents relating to methods of laser cutting stents.

Title 35 Section 271(e) of the United States Code is known as the clinical trial safe harbor that allows parties to use a patented invention in the United States solely for uses reasonably related to developing information for submission to the FDA. While we believe that our clinical activities directed to collecting information for the FDA in the United States and outside of the United States would be covered by the safe harbor, there is no way to confirm such belief until the case is litigated. In addition, the U.S. safe harbor may not cover our stent manufacturing or other activities in the United States if those activities are not reasonably related to developing information for submission to the FDA, but instead, for example for submissions to other governments. Development and clinical trial activities in other countries that are directed to regulatory submissions to other governments may or may not be subject to experimental use or safe harbor-type protections from patent infringement, depending on the laws of that country.

Whether we infringe any patent claim will not be known (whether in our current or in future patent litigation) with certainty unless and until a court interprets the patent claim in the context of litigation. The outcome of patent litigation is subject to substantial uncertainties, especially in medical device-related patent cases that may, for example, turn on the interpretation of claim language by the court which may not be to our advantage, the jury’s ability to understand and interpret the technical and legal issues and also the testimony of experts as to technical facts upon which experts may reasonably disagree. In infringement allegations made against us, we may seek to invalidate the asserted patent claim, render the entire patent unenforceable and/or to allege non-infringement of the asserted patent claim. In Europe, individual country laws control the standard for patent invalidation, and the burden of proof to invalidate a particular claim can vary among countries. In order for us to invalidate a U.S. patent claim in court, we must rebut the presumption of validity afforded to issued patents in the United States with clear and convincing evidence of invalidity, which is a high burden of proof.

In the event that we are found, in our current, or in any future, patent litigation, to infringe any valid claim in a patent held by a third party, we may, among other things, be required to:

•	pay damages, including up to treble damages and the other party’s attorneys’ fees, which may be substantial;

•	cease the development, manufacture, use and sale of our products, including our CoStar stent, that infringe the patent rights of others through a court-imposed sanction such as an injunction;

•	expend significant resources to redesign our technology so that it does not infringe others’ patent rights, or to develop or acquire non-infringing intellectual property, which may not be possible;

•	discontinue manufacturing or other processes incorporating infringing technology; and/or

•	obtain licenses to the infringed intellectual property, which may not be available to us on acceptable terms, or at all.

Any development or acquisition of non-infringing products or technology or licenses could require the expenditure of substantial time and other resources and could have a material adverse effect on our business and financial results. If we are required to, but cannot, obtain a license to valid patent rights held by a third party, we would likely be prevented from commercializing the relevant product. We believe that it is unlikely that we would be able to obtain a license to any necessary patent rights controlled by companies, like Boston Scientific, against which we would compete directly. If we need to redesign products to avoid third-party patents, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to the redesigned product and, ultimately, in obtaining approval.

In addition, many of our agreements, including our distribution agreements with Biotronik AG and the St. Jude Medical affiliates, our supply agreements for laser-cut stents and catheters and our license agreement with Novartis AG, require us to indemnify the other party in certain circumstances where our products have been found to infringe a patent or other proprietary rights of others. An indemnification claim against us may require us to pay substantial sums to the indemnified party, including its attorneys’ fees.

Intellectual property litigation against or by us could significantly disrupt our development and commercialization efforts, divert our management’s attention and quickly consume our financial resources.

There has been substantial litigation and other proceedings regarding patent and intellectual property rights in the medical device industry generally and the drug-eluting stent industry in particular. We are currently involved in a substantial amount of patent litigation, some of which was initiated by third parties and some of which was initiated by us. It is likely that we will become involved in even more litigation. Our involvement in intellectual property litigation results in significant expense. We expect that our patent litigation expense will remain substantial for the foreseeable future and is likely to increase. Some of our competitors, such as Boston Scientific, Johnson & Johnson, Medtronic and Guidant, have considerable resources available to them and a strong economic incentive to undertake substantial efforts to stop or delay us from bringing our CoStar stent to market and achieving market acceptance. We, on the other hand, are a company with comparatively few resources available to us to engage in costly and protracted litigation. Moreover, regardless of the outcome, intellectual property litigation against or by us could significantly disrupt our development and commercialization efforts, divert our management’s attention and quickly consume our financial resources.

In addition, during the discovery process of any of these litigations, we may be required to disclose proprietary or confidential information and trade secrets. Although a court would likely issue a protective order covering the information disclosed in the discovery process, there is some risk that such information could be disclosed to third parties, even if inadvertently. If proprietary and confidential information and trade secrets are disclosed to a third party, such party could try to use such information against us and to our detriment.

If third parties file patent applications or are issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings with the U.S. Patent and Trademark Office, which we refer to as the U.S. Patent Office, or in other proceedings outside the United States, including oppositions, to determine priority of invention or patentability. For example, we have filed an application which preserves our right to seek to provoke an interference with a patent owned by MicroCHIPS, Inc. with claims directed to an implantable stent having reservoirs and a system for releasing drugs contained in the reservoirs, as the priority date of the MicroCHIPS patent is after the priority date of our patent. Even if we are successful in these proceedings, we will incur substantial costs, and the time and attention of our management and scientific personnel could be diverted in pursuit of these proceedings.

If we are unable to obtain and maintain intellectual property protection covering our products, others may be able to make, use or sell our products, which would adversely affect our market share and, therefore, our revenues.

Our ability to protect our drug-eluting stent technology from unauthorized or infringing use by third parties depends substantially on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents relating to medical devices and pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any of our issued patents may not provide us with commercially meaningful protection for our drug-eluting stents or afford us a commercial advantage against our competitors or their competitive products or processes. In addition, patents may not issue from any pending or future patent applications owned by or licensed to us, and moreover, patents that have issued to us or may issue in the future may not be valid or enforceable. Further, even if valid and enforceable, our patents may not be sufficiently broad to prevent others from marketing stents like ours, despite our patent rights.

The validity of our patent claims depends, in part, on whether prior art references described or rendered obvious our inventions as of the effective filing date of our patent applications. We may not have identified all prior art, such as U.S. and foreign patents or published applications or published scientific literature, that could adversely affect the validity of our issued patents or the patentability of our pending patent applications. For example, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent Office for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, we cannot be certain that we were the first to invent, or the first to file patent applications relating to our stent technologies. In the event that a third party has also filed a U.S. patent application covering our stents or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent Office to determine priority of invention in the United States. It is possible that we may be unsuccessful in an interference, resulting in a loss of some portion or all of our U.S. patent position. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States, and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties or we are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

We may initiate litigation to enforce our patent rights, which may prompt our adversaries in such litigation to challenge the validity, scope or enforceability of our patents. If a court decides that our patents are not valid, not enforceable or of a limited scope, we will not have the right to stop others from using our inventions.

We also rely on trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. In addition, we rely on non-disclosure and confidentiality agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. These agreements may be breached, and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets and use the information in competition against us.

Risks Related to Our Business

We are depending heavily on the success of our CoStar stent. If we are unable to successfully commercialize our CoStar stent in Europe, the United States or other major markets or experience significant delays in doing so, our ability to generate revenue will be significantly delayed and our business will be harmed.

We have invested all of our product development time and resources in our drug-eluting stent technology, which we have initially commercialized in the form of our CoStar stent. We anticipate that our ability to generate meaningful revenues will depend on the successful commercialization of our CoStar stent in the European Union and the receipt of regulatory approvals in the United States and other major markets.

The commercial success of our CoStar stent in Europe will depend upon manufacturing commercial supplies, successfully launching the product and acceptance of the product by the medical community and third-party payors as clinically useful, cost-effective and safe. The results of ongoing and future clinical trials such as our pivotal U.S. clinical trial, Costar II, could adversely affect our ability to commercialize our CoStar stent in Europe if the results of these trials are unsatisfactory. Although our CoStar stent has received CE Mark approval in the European Union, if the data from our clinical trials is not satisfactory, we may not proceed with our planned filing of applications for regulatory approvals in the United States or other major markets, or we may be forced to delay the filings. Even if we file an application for approval with satisfactory clinical data, the FDA or foreign regulatory authorities may not accept our filing, or may request additional information, including data from additional clinical trials. The FDA or foreign regulatory authorities may also approve our CoStar stent for very limited purposes with many restrictions on its use, may delay approvals, or ultimately may not grant marketing approval for our CoStar stent. Even if we do receive FDA or other foreign regulatory approval, we may be unable to successfully commercialize our CoStar stent in the United States or other major markets, and our ability to generate revenue will be significantly impaired.

We have limited manufacturing resources and experience, and if our manufacturing facilities are unable to provide an adequate supply of our stents, our growth could be limited and our business could be harmed.

We currently manufacture our CoStar, Corio and SymBio stents for our clinical trials and for research and development purposes at our manufacturing facility in Menlo Park, California, and manufacture our CoStar stent for commercial sale at our manufacturing facility in Athlone, Ireland. If there were a disruption to our existing manufacturing facilities, we would have no other means of manufacturing our stents until we were able to restore the manufacturing capability at our current facilities or develop alternative manufacturing facilities. If we were unable to produce sufficient quantities of our stents for use in our current and planned clinical trials or for commercialization, or if our manufacturing process yields substandard stents, our regulatory, development and commercialization efforts would be delayed.

In order to produce our CoStar stent in the quantities that are required to meet our distributors’ forecasts, we have increased, or “scaled up,” the production process over the previous level of production. If the scaled-up production process is not efficient or produces stents that do not meet quality and other standards, we may be unable to meet market demand and our revenues, business and financial prospects would be adversely affected. Furthermore, since we are dependent on a number of suppliers to supply us with laser cut stents and catheters, if our suppliers are unable to meet our requirements, our commercialization efforts would be impaired.

Additionally, any damage to or destruction of our facilities or our equipment, prolonged power outage or contamination at our facilities would significantly impair our ability to produce our stents. For example, because our Menlo Park facilities are located in a seismic zone, we face the risk that an earthquake may damage our facilities and disrupt our operations.

We depend on third-party suppliers for our stent components and the manufacturing components used in our stents. The loss of these suppliers could delay or prevent commercialization or delay our clinical trials of our stents.

We rely on third parties to supply us with the critical components used in our stents.

We do not have long-term contracts with many of these third-party suppliers, including the suppliers of our stent delivery catheters, polymers or the cobalt chromium tubing and laser-precision cutting process required to produce our stents. In addition, we do not have long-term contracts with our third-party suppliers of the equipment and components that are used in our manufacturing process. Except for the suppliers of our laser-cut stents and stent delivery catheters, none of our suppliers have agreed to maintain a guaranteed level of production capacity. Furthermore, suppliers that have guaranteed a level of production capacity may still be unable to satisfy our supply needs. If any of our suppliers are unable to meet our demand, our ability to manufacture our stents may be impaired. Furthermore, since some of these suppliers are located outside of the United States, we are subject to foreign export laws and U.S. import and customs regulations, which complicate and could delay shipments to us.

Establishing additional or replacement suppliers for these components may take a substantial amount of time. We may also have difficulty obtaining similar components from other suppliers that meet our specifications. Furthermore, we may be required to obtain regulatory clearance from the FDA or foreign regulatory authorities to use different suppliers or components. As a result, regulatory approval of our stents may not be received on a timely basis or at all, which may delay completion of our clinical trials or commercialization of our stents, including our CoStar stent.

Quality issues in our manufacturing processes could delay commercialization of our CoStar stent and our clinical trials.

The production of our stents must occur in a highly controlled, clean environment to minimize particles and other yield- and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. In addition, we must meet certain lot release specifications before our stents can be shipped to our distributors or clinical trial sites, including, among other things, the amount of drug loaded on the stent, the rate the drug is released in vitro, the level of impurities present in the drug polymer compositions and the mechanical performance of our stents. If a particular lot fails to meet these lot release specifications, we will not be able to ship that lot to our distributors or our clinical trial sites. If we are not able to maintain stringent quality controls, or if contamination problems arise, the commercialization of our CoStar stent and our clinical trials could be delayed, which would harm our business and our results of operations.

Our CoStar stent may never achieve market acceptance.

Our CoStar stent may not gain market acceptance among physicians, patients, health care payors and the medical community. We received CE mark approval to market our CoStar stent in early 2006, and we have commenced commercial sales, but we cannot predict accurately how well-accepted this product will be by the market. The degree of market acceptance of our CoStar stent will depend on a number of factors, including:

•	the perceived effectiveness of our CoStar stent;

•	the prevalence and severity of any side effects;

•	potential advantages over alternative treatments;

•	the strength of marketing and distribution support; and

•	the adequacy of third-party coverage or reimbursement.

If our CoStar stent does not achieve an adequate level of acceptance by physicians, healthcare payors and patients, we may not generate meaningful product revenue and we may not become profitable.

In addition, recent reports in the media and at medical conferences have highlighted blood clots that occur after the cessation of anti-platelet therapy or “late stent thrombosis” as a serious complication resulting from the implantation of drug-eluting stents. If late stent thrombosis were to become recognized as a significant safety concern after drug-eluting stent implantation, then the revenue opportunities for the sale of drug-eluting stent products could be reduced or eliminated.

The majority of drug-eluting stents sold in the United States by Boston Scientific and Johnson & Johnson utilize rapid exchange catheters. If we are not able to develop a commercially acceptable rapid exchange catheter that does not infringe valid patent claims or if we are not able to license the rapid exchange catheter technology on acceptable terms, or at all, we may not be able to access a significant portion of the drug-eluting stent market in the United States.

We are dependent upon our distributors to market and sell our CoStar stent internationally, and if our relationships with our distributors do not progress as anticipated or our agreements with our distributors are not renewed or are terminated, our commercialization efforts could be curtailed or delayed and our operations adversely affected.

We do not have a sales organization and have no experience as a company in the sales, marketing and distribution of drug-eluting stents or any other medical devices. To market and sell our CoStar stent internationally, we have entered into distribution agreements with third parties and have derived all of our product revenues to date from our distribution agreements. Our existing distribution agreements are generally short-term in duration, and we or our distributors may elect not to renew the agreements. Under our distribution agreements, we are required to, among other things, obtain and maintain certain regulatory approvals, meet a minimum shelf life for our CoStar stent, provide sufficient quantities of our CoStar stent to meet forecasts as well as to perform certain other commercial obligations and pay certain fees, costs and expenses. Our failure to perform our obligations under our distribution agreements may result in our distributors electing to terminate their respective agreements with us. For example, the current shelf life of our CoStar stent does not meet the minimum shelf life specified in our distribution agreements with Brotronik AG and affiliates of St. Jude Medical, Inc. If our relationships with our distributors do not progress as anticipated or our distribution agreements are not renewed or are terminated, our commercialization efforts could be curtailed or delayed and our operations adversely affected. In addition, we may not be successful in entering into distribution agreements with alternative distributors on favorable terms, or at all, which could substantially impair our ability to generate product revenues.

If our distributors’ sales and marketing efforts are not successful or if we are unable to establish sales and marketing capabilities, our business may be harmed.

Under the terms of our distribution agreements, our distributors, or their sub-distributors, are responsible for the marketing and selling of our CoStar stent in their respective territories. None of our distributors have prior experience marketing and selling drug-eluting stents. We do not know whether our distributors’ sales and marketing efforts, or the sales and marketing efforts of any sub-distributors, will be successful. In addition, some of our existing or future distributors may have products or product candidates that compete with ours, and they may have an incentive not to devote sufficient efforts to marketing our products. If the sales and marketing strategies of our distributors are not successful, our business, financial condition and results of operations would be harmed.

If our CoStar stent is approved for commercial sale in the United States, we currently plan to establish our own sales force to market it in the United States. If we develop our own marketing and sales capabilities, our sales force will be competing with the experienced and well-funded marketing and sales operations of our competitors. Developing a sales force is expensive and time consuming and could delay or limit the success of any product launch. We may not be able to develop this capacity on a timely basis or at all. If we are unable to establish sales and marketing capabilities, we will need to contract with third parties to market and sell our CoStar stent in the United States. To the extent that we enter into arrangements with third parties to perform sales, marketing and distribution services in the United States, our product revenues could be lower than if we directly marketed and sold our CoStar stent, or any other drug delivery device that we may develop. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues we receive will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. Some of our existing or future distributors may have products or product candidates that compete with ours, and they may have an incentive not to devote sufficient efforts to marketing our products. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable.

The medical device industry is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that compete with ours, our commercial opportunity will be reduced or eliminated.

The medical device industry is highly competitive and subject to rapid and profound technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of technologies and products in the drug delivery field. If physicians, patients or hospitals opt to use our competitors’ products, our commercial opportunity will be reduced and our revenues will suffer.

We face competition from established medical technology, pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions in the United States and abroad. Our principal competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. In addition, our distributors will also face competition from established pharmaceutical and biotechnology companies with significantly greater financial and marketing resources and expertise in commercializing drug-eluting stents.

For example, Johnson & Johnson and Boston Scientific, two companies with far greater financial and marketing resources than we possess, have both developed, and are actively marketing, drug-eluting stents which have been approved by the FDA. In addition, in August 2005, Medtronic Inc. commercially launched its Endeavor™ drug-eluting coronary stent in the European Union. We may be unable to demonstrate that our CoStar stent or our other product candidates offer any advantages over Johnson & Johnson’s CYPHER™ stent, Boston Scientific’s TAXUS™ Express2™ stent or Medtronic’s Endeavor™ stent. In addition, in September 2005, Boston Scientific announced that it had received CE Mark approval for commercial sale of its TAXUS™ Liberte™ paclitaxel-eluting coronary stent system. A number of other companies such as Biosensors International Group, Ltd.’s Netherlands-based subsidiary, Occam International B.V., and Sorin Biomedica S.p.A. have also commercially launched drug-eluting stents in Europe. Abbott Laboratories is also developing a drug-eluting stent. In January 2006, Guidant announced that it received CE Mark approval for its Xience™ V Everolimus-Eluting Coronary Stent System and plans to launch the device. In addition, Guidant has announced that it completed enrollment in its SPIRIT II and SPIRIT III clinical trials. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with, or mergers with or acquisitions by, large and established companies or through the development of novel products and technologies.

Our competitors may:

•	develop and patent processes or products earlier than we do;

•	obtain regulatory approvals for competing products more rapidly than we do; and

•	develop more effective or less expensive products or technologies that render our technology or product candidates obsolete or non-competitive.

The industry in which we operate has undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances are made. Our competitors may develop and commercialize stents or other medical device or pharmaceutical products that are safer or more effective, have fewer side effects or are less expensive than any products that we develop. For example, we are aware of companies that are developing various other less-invasive technologies for treating cardiovascular disease, which could make our stent platform obsolete. We also compete in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. In addition, as more drug-eluting stents are approved for sale in the major markets, the price paid for drug-eluting stents may decline. If the price paid for drug-eluting stents declines, our ability to generate revenue will suffer.

If we fail to obtain an adequate level of reimbursement for our CoStar stent by third-party payors, there may be no commercially viable markets for our CoStar stent or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third-party payors affect the market for our CoStar stent. The efficacy, safety, performance and cost-effectiveness of our CoStar stent and of any competing products will determine the availability and level of reimbursement. If we are not able to obtain an adequate level of reimbursement for our CoStar stent by government sponsored healthcare or private insurance, the market may be much smaller than we expect. In addition, reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, even those in the European

Union where our CoStar stent has received CE Mark approval, we may be required to produce additional clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. For example, we do not yet have reimbursement approvals in France, and we may never obtain these approvals. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our CoStar stent in the international markets in which those approvals are sought, including in the European Union.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for our CoStar stent and other products currently under development and limit our ability to sell our CoStar stent and other product candidates on a profitable basis. In addition, third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for our CoStar stent or other products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our CoStar stent or other products would be impaired and our future revenues would be adversely affected.

Our manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we fail to achieve or maintain regulatory approval for these manufacturing facilities, our business and our results of operations would be harmed.

Commercialization of our CoStar stent and completion of our clinical trials for our CoStar stent and other product candidates, including our Corio and SymBio stents, require the use of manufacturing facilities that meet applicable regulatory standards to manufacture a sufficient supply of our CoStar stent and other product candidates. While our manufacturing facility in Ireland has received the requisite foreign regulatory approval, the FDA must also approve the facilities that manufacture our CoStar stent and other product candidates for U.S. commercial purposes, as well as the manufacturing processes and specifications for our CoStar stent and other product candidates. Suppliers of components of, and products used to manufacture, our CoStar stent and other product candidates must also comply with FDA and foreign regulatory requirements, which often require significant time, money and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages. Our suppliers may not satisfy these requirements. If we or our suppliers do not achieve or maintain required regulatory approval for our manufacturing operations, our commercialization efforts could be delayed, which would harm our business and our results of operations. In addition, from time to time, suppliers are required to provide information to, and answer questions of, the regulatory authorities. If our suppliers are unable to satisfactorily respond to the regulatory authorities’ requests for information, we may experience delays in obtaining, or may not maintain or obtain, regulatory approvals for our CoStar stent or other product candidates.

If we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our stents, our stents could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our CoStar, Corio and SymBio stents, as well as other potential products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturer or manufacturing problems or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

If we are unable to manage our expected growth, we may not be able to successfully commercialize our CoStar stent and other product candidates.

We expect to rapidly expand our operations and grow our research and development, product development and administrative operations. This expansion has placed, and is expected to continue to place, a significant strain on our management and operational and financial resources. In particular, the commencement of our U.S. pivotal clinical trial and our GENESIS and RAPID trials has consumed a significant portion of management’s time and our financial resources, and we expect that our U.S. pivotal clinical trial in particular will continue to consume a significant portion of management’s time and our financial resources. To manage any further growth and to commercialize our CoStar stent in the European Union, the United States and other major markets, we will be required to improve existing and implement new operational and financial systems, procedures and controls and expand, train and manage our growing employee base. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth. If we are unable to manage our growth effectively, our business could be harmed.

Even though our CoStar stent has received CE Mark approval, we do not have the necessary regulatory approvals to market our CoStar stent or any of our other product candidates in the United States or other major markets, and we may never obtain these regulatory approvals.

In February 2006, our CoStar stent received CE Mark approval, and we have commercially launched our CoStar stent in many of the countries in the European Union through our distributor, Biotronik AG. We do not have the necessary regulatory approvals to market our CoStar stent or any other product candidates in the United States or major markets, other than the European Union. Our stents and our operations are subject to extensive regulation in the United States by the FDA. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. Our CoStar stent is a combination product that will be regulated primarily as a class III medical device in the United States. The regulatory approval process for our CoStar stent in the United States involves, among other things, obtaining FDA approval of an investigational device exemption, or IDE, application, successfully completing clinical trials and obtaining FDA approval of a premarket approval application, or PMA. In December 2005, we received approval to expand enrollment to the full cohort of 1,700 patients, and we completed enrollment of all 1,700 patients in April 2006. The premarket approval process can be expensive and uncertain, requires detailed and comprehensive scientific and other data, generally takes several years and may never result in the FDA granting premarket approval. We cannot assure you that we will obtain the necessary regulatory approvals to market our CoStar stent in the United States.

Our CoStar stent is currently marketed in the European Union and other international markets, and we intend to expand the markets in which our CoStar stent is commercialized. To be able to market and sell our CoStar stent in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals are expensive, and although our CoStar stent has received CE Mark approval in the European Union, we cannot be certain that we will receive regulatory approvals in all foreign countries in which we plan to market our CoStar stent or any of our other product candidates, including our Corio and SymBio stents. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. If we fail to obtain regulatory approval in any foreign country in which we plan to market our CoStar stent or any of our other product candidates, our ability to generate revenues will be harmed.

In addition to the European Union, we are currently commercializing our CoStar stent in certain countries outside of the United States and Japan that do not require regulatory approval. These and other countries that do not currently require regulatory approval to market our products may in the future require regulatory approval.

Before marketing our CoStar stent or any other product candidate in the United States or other markets, we must successfully complete pre-clinical studies and clinical trials that demonstrate that the product is safe and effective. Product development, including pre-clinical studies and clinical testing, is a long, expensive and uncertain process and is subject to delays. It may take us several years to complete our testing, if at all, and a clinical trial may fail at any stage. If our pre-clinical studies and clinical trials fail to demonstrate that our product candidates are safe and effective, our ability to commercialize our product candidates will be substantially impaired.

We have designed the protocol of our U.S. pivotal clinical trial for our CoStar stent based in part on prior clinical trials that used different stents. The results of these prior clinical trials may not be indicative of the clinical results we would obtain for our U.S. pivotal clinical trial.

Our clinical efforts are currently focused on the commercialization of our CoStar stent, which is a cobalt chromium, paclitaxel-eluting stent. We have only limited clinical data on our CoStar stent, which we derived from the EuroSTAR and COSTAR I trials. Our other prior clinical trials used either a bare metal stainless steel stent or a stainless steel, paclitaxel-eluting stent. In addition to using a different metal than used in our CoStar stent, the stainless steel stent had slightly different dimensions than our CoStar stent. We have designed the protocol, including the dosage formulations, for our U.S. pivotal clinical trial based on the results of these prior clinical trials. This trial has been designed in large part based on the results of our PISCES study, which used a stainless steel, paclitaxel-eluting form of our stent technology, as well as on the results of our COSTAR I and EuroSTAR trials. The results of these prior trials may not be indicative of the behavior of, and therefore the clinical results we will obtain with, our CoStar stent in our U.S. pivotal clinical trial.

The clinical results we have reported to date may not be indicative of future clinical results.

The clinical results that we have reported to date are limited to four- and twelve-month follow-up data from our PISCES study, six- and twelve-month follow-up data from our EuroSTAR trial, and four- and twelve-month follow-up data from our COSTAR I trial. Our U.S. pivotal clinical trial, COSTAR II, will require at least eight-month follow-up data. While the stainless steel, paclitaxel-eluting stent has shown favorable results after twelve months in our PISCES study and our CoStar stent has shown favorable results after twelve months in our COSTAR I trial and our EuroSTAR trial, it is possible that the long-term results we obtain with our CoStar stent in our U.S. pivotal clinical trial may not show similar effectiveness. Moreover, it is possible that the results we obtain with our Corio and SymBio stents, which incorporate pimecrolimus, may not show adequate levels of safety and clinical effectiveness. In addition, any pre-clinical or clinical tests may fail to produce results satisfactory to the FDA or foreign regulatory authorities.

Our current and planned clinical trials may not begin on time, or at all, and may not be completed on schedule, or at all.

The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	the data and safety monitoring committee, or DSMC, of a clinical trial recommends that a trial be placed on hold or suspended;

•	patients do not enroll in clinical trials at the rate we expect;

•	patients are not followed-up at the rate we expect;

•	clinical trial sites decide not to participate or cease participation in a clinical trial;

•	clinical trial sites determine not to use or cease using the control stent;

•	patients experience adverse side effects or events related to our products;

•	patients die or suffer adverse medical effects during a clinical trial for a variety of reasons, including the advanced stage of their disease and medical problems, which may not be related to our product candidates;

•	third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of our clinical trials or manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials if investigators find us not to be in compliance with regulatory requirements;

•	third-party suppliers fail to provide us with critical components, including stent delivery catheters, cobalt chromium tubing and precision laser-cut stents, which conform to design and performance specifications;

•	the failure of our manufacturing process to produce finished products which conform to design and performance specifications;

•	changes in governmental regulations or administrative actions;

•	the interim results of the clinical trial are inconclusive or negative;

•	pre-clinical or clinical data is interpreted by third parties in different ways; or

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

Clinical trials may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient follow-up in clinical trials depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures to assess the safety and effectiveness of our stents, or they may be persuaded to participate in contemporaneous trials of competitive products. Delays in patient enrollment or failure of patients to continue to participate in a study may cause an increase in costs and delays or result in the failure of the trial.

We intend to initiate a direct stenting registry in the United States in the first half of 2007. The charter for the COSTAR II DSMC calls for the DSMC to review the 30-day outcomes for all patients enrolled into the single-vessel arm of the COSTAR II trial before the DSMC will provide a recommendation for initiation of the direct stenting registry based on its review of patient data. The DSMC has reviewed preliminary data for the first 1,200 patients in the COSTAR II trial and advised us that the rates of clinical events reported in the COSTAR II trial as of the time of its review were within expectations and we could continue to enroll all 1,700 patients. The DSMC also indicated that the direct stenting registry should not be initiated at this time, and that the DSMC intends to provide a recommendation with respect to the registry with its next planned follow-up review, which is scheduled to occur once the DSMC has received the 9-month outcomes for all patients enrolled in the trial. We cannot predict the timing or outcome of the DSMC’s recommendations with respect to the U.S. direct stenting registry.

Our clinical trial costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel the entire program.

If the third parties on whom we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We do not have the ability to independently conduct clinical trials for our product candidates, and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct our clinical trials. In addition, we rely on third parties to assist with our pre-clinical development of product candidates. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates on a timely basis, if at all. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control. For instance, one of our competitors is a major supplier of the intravascular ultrasound, or IVUS, catheters used in our clinical trials to measure percent volume obstruction, or the volume of the lumen, or the inner channel of the artery through which blood flows, in the stent occupied by restenotic tissue. If the supply of IVUS catheters to our clinical trial sites is interrupted, our clinical trials may be delayed or terminated.

Our CoStar stent and our other product candidates are based on a new technology, and we have only limited experience in regulatory affairs, which may affect our ability or the time required to obtain necessary regulatory approvals, if at all.

Drug-eluting stents were introduced in the U.S. marketplace in 2003. To date, the FDA has approved only Boston Scientific’s TAXUS™ Express2™ and Johnson & Johnson’s CYPHER™ drug-eluting stents for commercial sale. Because drug-eluting stents are relatively new, regulatory agencies, including the FDA, may be slower in evaluating product candidates. For example, there are currently several measures of restenosis, including binary restenosis rate, in-stent late loss, in-segment late loss, percentage volume obstruction and percentage diameter loss. Treatments may exhibit a favorable measure using one of these metrics and an unfavorable measure using another metric. It has not been settled which of these metrics, or another metric, is the ideal measure for evaluating the clinical effectiveness of stents. It is possible that a change in the accepted metrics may result in reconfiguration and delays in our clinical trials or our stents being considered not to be clinically effective.

Furthermore, unlike surface-coated stents, our product candidates are based on drug delivery polymer reservoirs and the use of a bioresorbable polymer. Because there are currently no approved products based on this technology, the regulatory requirements governing this type of product may be more rigorous or less clearly established than those for already approved surface-coated stents or other vascular drug delivery devices. In addition, no drug-eluting stents that deliver pimecrolimus have received regulatory approval or, to our knowledge, have been evaluated in human clinical trials. Moreover, our CoStar stent has not been approved for use as a bare stent, and we do not expect to obtain FDA approval for this stent as a bare stent prior to filing our PMA with the FDA. We must provide the FDA and foreign regulatory authorities with pre-clinical and clinical data that demonstrate that our product candidates are safe and effective before they can be approved for commercial sale. We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals, and our clinical staff is limited. As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals for our product candidates.

Pre-clinical development is a long, expensive and uncertain process, and we may terminate one or more of our pre-clinical development programs.

We may determine that certain pre-clinical product candidates or programs do not have sufficient potential to warrant the allocation of resources, such as the potential development of our stent technology for the treatment of an AMI. Accordingly, we may elect to terminate our programs for such product candidates. If we terminate a pre-clinical program in which we have invested significant resources, our prospects will suffer, as we will have expended resources on a program that will not provide a return on our investment and will have missed the opportunity to have allocated those resources to potentially more productive uses.

We may not be successful in our efforts to expand our portfolio of products and develop additional drug delivery technologies.

A key element of our strategy is to discover, develop and commercialize a portfolio of new products in addition to our CoStar stent, including our Corio and SymBio stents. We are seeking to do so through our internal research and clinical programs and intend to explore strategic collaborations for the development of new products utilizing our stent technology, such as the development of a bioresorbable drug-eluting stent for the treatment of restenosis and other vascular disorders. Research programs to identify new disease targets, product candidates and delivery techniques require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render our product candidates obsolete;

•	our delivery technologies may not safely or efficiently deliver the drugs; and

•	product candidates may on further study be shown to have harmful side effects or other characteristics that indicate they are unlikely to be effective.

Our strategy also includes exploring the use of compounds and drugs other than paclitaxel, such as pimecrolimus, for the treatment of restenosis and other indications. We may not be able obtain any necessary licenses to promising compounds or drugs on reasonable terms, if at all. In addition, our strategy includes substantial reliance on strategic collaborations with others to develop new products. If these collaborators do not prioritize and commit substantial resources to these collaborations, or if we are unable to secure successful collaborations on acceptable business terms, we may be unable to discover suitable potential product candidates or develop additional delivery technologies and our business prospects will suffer. Even if we identify product candidates for clinical development, they may not be successful. For example, our Corio and SymBio stents, which are in early stage clinical development, may not demonstrate safety or efficacy in humans.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have a limited operating history. As of March 31, 2006, we had an accumulated deficit of $121.3 million. We have incurred net losses in each year since our inception in 1999. We expect to continue to incur operating losses, in the aggregate and on a per share basis, for the next several years. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, net current assets and working capital.

Because of the numerous risks and uncertainties associated with developing medical devices, we are unable to predict the extent of any future losses or when we will become profitable, if at all. To date, we have not generated significant product revenues. We have financed our operations and internal growth primarily through private placements of equity securities and convertible promissory notes, as well as our initial public offering of our common stock. We have devoted substantially all of our efforts to research and development, including clinical trials and to the commercialization of our CoStar stent.

We expect to incur substantial and increasing costs to defend against patent infringement lawsuits against us and to protect our intellectual property position. We also expect our research and development expenses to increase in connection with the conduct of our clinical trials. As a public company, our general and administrative and legal costs have increased in part due to the additional operational and regulatory burdens applicable to public companies. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and the Nasdaq, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from commercialization and product development activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. Moreover, as a result of our CoStar stent receiving CE Mark approval, we expect to incur increased manufacturing expenses and will incur significant sales and marketing expenses if our CoStar stent is approved by the FDA.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We may need to raise substantial additional capital to:

•	fund our operations and clinical trials;

•	continue our research and development;

•	scale up our manufacturing operations to meet increased demand;

•	defend, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights; and

•	commercialize our CoStar stent and other product candidates, if any such product candidates receive regulatory approval for commercial sale.

We believe that the net proceeds from this offering, together with our cash and cash equivalent balances, as well as the interest we earn on these balances and revenues from anticipated product sales, will be sufficient to meet our anticipated cash requirements through at least the first half of 2008. However, our future funding requirements will depend on many factors, including:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;

•	future clinical trial results;

•	the cost of filing and prosecuting patent applications and defending and enforcing our patent and other intellectual property rights;

•	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights;

•	the cost of establishing clinical and commercial supplies of our CoStar stent and any other products or product candidates that we may develop;

•	the cost of building additional commercial scale manufacturing capabilities;

•	the cost and timing of regulatory approvals;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	licensing technologies for future development;

•	the effect of competing technological and market developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Until we can generate a sufficient amount of product revenue, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, as well as through interest income earned on cash balances. We may never be able to generate sufficient amounts of product revenue to meet our cash needs.

If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it will be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may be required to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our planned research, development and commercial activities, which could harm our business.

We depend on our officers, and if we are not able to retain them or recruit additional qualified personnel, our business will suffer.

We are highly dependent on our Chairman and Chief Executive Officer, Dr. Frank Litvack, our Chief Technology Officer, John F. Shanley, our Chief Operating Officer, Dr. Azin Parhizgar, our Vice President of Engineering and Pilot Production, Stephen H. Diaz and our other officers. Due to the specialized knowledge each of our officers possess with respect to interventional cardiology and our operations, the loss of service of any of our officers could delay or prevent the successful completion of our clinical trials and the commercialization of our CoStar stent. Each of our officers may terminate their employment without notice and without cause or good reason. We do not carry key person life insurance on our officers.

In addition, our growth will require hiring a significant number of qualified scientific, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities particularly with respect to engineering, regulatory affairs and clinical. Our offices are located in the San Francisco Bay Area, where competition for personnel with healthcare industry skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

Changes in foreign currency exchange rates may increase our expenses or reduce our revenues.

Our current distribution agreements with Biotronik AG and Interventional Technologies Limited provide for payments to us in euros. In addition, we have established a manufacturing facility in Ireland, for which we incur expenses, including construction expenses, rental payments and employee salaries, denominated in euros. Our contracts for conducting certain of our clinical trials in Europe are also denominated in euros. Accordingly, if the euro strengthens against the U.S. dollar, our expenses related to our foreign clinical trials and Ireland facilities will increase, and if the U.S. dollar strengthens against the euro, our payments from Biotronik will decrease.

We may become exposed to fluctuations in other foreign currencies in the future, and our exposure to foreign currency exchange rates may adversely affect our results of operations.

Risks Related to Our Industry

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the regulatory and healthcare systems in ways that could impact our ability to sell our products profitably, if at all. In the United States in recent years, new legislation has been proposed at the federal and state levels that would effect major changes in the healthcare system. In addition, new regulations and interpretations of existing healthcare statutes and regulations are frequently adopted. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborators and market our products. We expect to experience pricing pressures in connection with the future sale of our products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. Our results of operations could be adversely affected by future healthcare reforms.

Recently, the Centers for Medicare and Medicaid Services, the agency responsible for Medicare funding in the U.S., announced that it plans to reduce reimbursement for drug-eluting stent procedures. If such a reduction in reimbursement were to occur, it could materially reduce the revenue opportunities for sale of drug-eluting stents.

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. We may be subject to product liability claims if our stents cause, or merely appear to have caused, an injury. Claims may be made by consumers, healthcare providers, third-party strategic collaborators or others selling our products. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. In addition, if we obtain additional approvals for marketing our product candidates, we may seek additional insurance coverage. If we are unable to obtain insurance at acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims against us even if the apparent injury is due to the actions of others. For example, we rely on the expertise of physicians, nurses and other associated medical personnel to perform the medical procedure and related processes to implant our coronary stents into patients. If these medical personnel are not properly trained or are negligent, the therapeutic effect of our stents may be diminished or the patient may suffer critical injury, which may subject us to liability. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with cobalt chromium tubing for our stents, those that laser cut our stents or those that provide the polymer incorporated into our stents, may be the basis for a claim against us.

These liabilities could prevent or interfere with our commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our products in the market.

If we initiate a product recall, our ability to generate revenue will be significantly impaired.

There is a possibility that defects in the structure or manufacture of our CoStar stent might necessitate a product recall. A recall could significantly impair our ability to generate revenue and could have a material adverse effect on our stock price. In addition, any claims arising out of a recall with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

Our operations involve hazardous materials, and we must comply with environmental laws and regulations, which can be expensive.

Our research and development activities involve the controlled use of hazardous chemicals. Our operations also produce hazardous waste products. We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. We generally contract with third parties for the disposal of such substances. We cannot eliminate the risk of accidental contamination or injury from these materials. We may be required to incur substantial costs to comply with current or future environmental and safety regulations. If an accident or contamination occurred, we would likely incur significant costs associated with civil penalties or criminal fines and in complying with environmental laws and regulations. We do not have any insurance for liabilities arising from hazardous materials. Compliance with environmental laws and regulations is expensive, and current or future environmental regulation may impair our research, development or production efforts.

Risks Related to this Offering and Our Common Stock

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to and reporting on these assessments. If we fail to maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If we cannot favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on our assessment of, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

Anti-takeover defenses that we have in place could prevent or frustrate attempts to change our direction or management.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

•	establish a classified board of directors, so that not all members of our board may be elected at one time;

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors the ability to designate the terms of and issue a new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our principal stockholders and management own a significant percentage of our stock and are able to exercise significant influence over our affairs.

Our executive officers, current directors and holders of five percent or more of our common stock, as of June 30, 2006, beneficially owned approximately 25.2% of our common stock. The interests of these stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

Purchasers of common stock in this offering will pay a price per share that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. Accordingly, after we sell 3,500,000 shares at the public offering price of $27.50 per share, you will experience immediate and substantial dilution of approximately $23.30 per share, representing the difference between our as adjusted net tangible book value per share as of March 31, 2006 after giving effect to this offering at the public offering price. See “Dilution.”

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for small healthcare companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the public offering price.

There are many events that may influence the market price for our common stock, including:

•	results of our clinical trials;

•	developments or disputes concerning patents or other intellectual property rights;

•	litigation developments, including developments in our patent litigations;

•	competition in the drug-eluting stent market;

•	failure of our CoStar stent to achieve commercial success in the European Union;

•	failure to meet analysts’ revenue or earnings projections or other estimates regarding our business or financial prospects;

•	regulatory developments in the United States and foreign countries;

•	ability to manufacture our products to commercial standards;

•	public concern over our products;

•	the departure of key personnel;

•	future sales of our common stock;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	investors’ perceptions of us; and

•	general economic, industry and market conditions.

In addition, from time to time, we publicly announce (including in this prospectus supplement) the estimated timing of the accomplishment of various clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones include the enrollment of patients in our clinical trials, the release of data from our clinical trials and other clinical and regulatory events, including the submission to the FDA of a PMA for our CoStar stent and estimated timing of FDA approval. If we do not achieve our projected development goals in the time frames we announce and expect, our stock price may decline. In addition, during the course of our legal proceedings and lawsuits, we may publicly announce the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our stock. A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

If there are substantial sales of our common stock, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of our common stock, the market price of our common stock could decline significantly. Based on shares outstanding on June 30, 2006, upon the closing of this offering, assuming no outstanding options are exercised prior to the closing of this offering, we will have approximately 37,494,627 shares of common stock outstanding. All of the 3,500,000 shares offered under this prospectus supplement and the accompanying prospectus will be freely tradeable without restriction or further registration unless purchased by our affiliates. The remaining 33,994,627 shares outstanding upon the closing of this offering will be eligible for sale in the public market, subject in some cases to the lock-up agreements discussed below, the volume, manner of sale and other limitations under Rule 144 or Rule 701, and vesting in the case of early exercised options.

We, our executive officers, directors and certain other stockholders, including the selling stockholder, have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, subject to customary exceptions, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, without the prior written consent of Citigroup, who may release any of the securities subject to these lock-up agreements at any time without notice.

In July 2006, we filed a shelf registration statement, of which this prospectus supplement is a part, pursuant to which we may, after the expiration of the lock-up agreements, sell shares of our common stock at such times as we have a need for additional capital and when we believe that sales of our common stock provide an appropriate means of raising capital. We have also filed registration statements covering the shares of common stock that are authorized for issuance under our stock option plans and employee stock purchase plan, which can be freely sold in the public market upon issuance, subject to the lock-up agreements and restrictions on our affiliates.

In addition, approximately 120 holders of our common stock that are parties to our investor rights agreement have rights with respect to the offering of their shares of our common stock in the public market, subject to limitations and restrictions. If we file a registration statement with the SEC covering their shares of common stock following the expiration of the lock-up agreements, these holders can immediately sell their shares in the public market without restriction. Under the investor rights agreement, if at any time we propose to file a registration statement covering the offering of our securities under the Securities Act, either for our account or for the account of other securities holders, the holders of these shares are entitled to notice of the proposed filing and, subject to certain exceptions, are entitled to include, at our expense, their shares of our common stock in the registration statement. While we were obligated under the investor rights agreement to provide notice to these holders of the filing of the shelf registration statement of which this prospectus supplement is a part and to offer the right to these holders to include their shares in the shelf registration statement, we did not provide the notice required under the investor rights agreement to all of the parties to the investor rights agreement and we did not generally offer to include the shares held by these holders in the shelf registration statement. Only 27 of these holders waived their rights under the investor rights agreement, and, as a result, any holder of our common stock that is a party to the investor rights agreement who has not provided us with a waiver of their rights under the agreement may request that we register such holder’s shares under the Securities Act at our expense.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. Analyst publications include valuations regarding our stock price and recommendations whether to buy, hold or sell our stock. Our stock price may be dependent upon these valuations and recommendations, and we do not have any control over these analysts or the valuations and recommendations they publish. Analysts’ valuations and recommendations are based primarily on our reported results and their forecasts and expectations concerning our future results regarding, for example, expenses, revenues, earnings, clinical trials, regulatory approvals and competition. Our future results are subject to substantial uncertainty, and we may fail to meet or exceed analysts’ forecasts and expectations as a result of a number of factors, including those discussed above. If our results do not meet analysts’ forecasts and expectations, our stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise, including downgrading our stock. In addition, if one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock or other securities, and we currently do not anticipate paying any cash dividends in the foreseeable future. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates. Our common stock may not appreciate in value after the offering and may not even maintain the price at which you purchased your shares.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in “Summary,” “Business” and “Risk Factors” in this prospectus supplement and in “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

•	our expectations with respect to commercialization;

•	our expectations with respect to the legal proceedings we are involved in;

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	our expectations with respect to our intellectual property position; and

•	our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in this prospectus supplement in greater detail under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully both this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the heading “Where You Can Find Additional Information” in the accompanying prospectus, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive approximately $89.9 million in net proceeds from the 3,500,000 shares of common stock we are offering, or approximately $91.8 million if the underwriters exercise their over-allotment option in full, based upon the public offering price of $27.50 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

We expect to use our net proceeds from this offering to fund the development of commercial-scale manufacturing facilities, to fund clinical development and other research and development activities, to build sales and marketing capabilities and for working capital and other general corporate purposes.

While we have estimated the particular uses for the net proceeds of this offering, the amounts we actually expend in these areas may vary significantly from our expectations and will depend on a number of factors, including operating costs, capital expenditures and any expenses related to defending claims of intellectual property infringement. Accordingly, management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, services or products. We have no current plans, agreements or commitments with respect to any such acquisition or investment, and we are not currently engaged in any negotiations with respect to any such transaction.

We believe that the net proceeds from this offering, together with our cash and cash equivalent balances, as well as the interest we earn on these balances and revenues from anticipated product sales, will be sufficient to meet our anticipated cash requirements through at least the first half of 2008. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

We will not receive any portion of the net proceeds from the sale of shares by the selling stockholder, if any, although we will bear some of the costs, other than underwriting discounts and commissions, associated with those sales.

PRICE RANGE OF OUR COMMON STOCK

Since December 14, 2004, our common stock has been quoted on the Nasdaq Global Market under the symbol “CONR.” The following table sets forth, for the periods indicated, the reported high and low trading prices of our common stock on the Nasdaq Global Market:

	High	Low
Fiscal Year ended December 31, 2004:
Fourth Quarter (from December 14, 2004)	$14.25	$12.50

	High	Low
Fiscal Year ended December 31, 2005:
First Quarter	$18.83	$12.76
Second Quarter	16.43	12.55
Third Quarter	23.65	15.33
Fourth Quarter	24.08	18.09

	High	Low
Fiscal Year ending December 31, 2006:
First Quarter	$30.42	$19.09
Second Quarter	29.41	21.51
Third Quarter (through July 26, 2006)	28.42	24.12

The reported last sale price of our common stock on the Nasdaq Global Market on July 26, 2006 was $27.75 per share. As of June 30, 2006, there were approximately 197 holders of record of our common stock. In addition, we believe that a significant number of beneficial owners of our common stock are not the holders of record.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as the board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006 on an actual basis and on an as adjusted basis to give effect to the sale of the 3,500,000 shares of our common stock that we are offering at the public offering price of $27.50 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

You should read this table with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in the accompanying prospectus.

	As of March 31, 2006
	Actual	As Adjusted
	(In thousands, except share and per share data) (Unaudited)
Cash and cash equivalents	$61,699	$151,574

Liability for early exercise of stock options	195	195

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value per share; 150,000,000 shares authorized; 33,574,551 shares issued and outstanding, actual; 37,074,551 shares issued and outstanding, as adjusted	34	37
Additional paid-in capital	186,807	276,679
Accumulated other comprehensive income	197	197
Accumulated deficit	(121,285)	(121,285)

Total stockholders’ equity	65,753	155,628

Total capitalization	$65,948	$155,823

The number of shares of common stock shown above is based on 33,574,551 shares of common stock outstanding as of March 31, 2006. This number excludes, as of March 31, 2006:

•	6,860,623 shares of common stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $8.05 per share;

•	243,602 shares of restricted common stock issued upon the early exercise of stock options at a weighted average exercise price of $0.80 per share that are not classified as outstanding for financial reporting purposes but that will become outstanding for financial reporting purposes as the shares vest; and

•	an aggregate of 2,637,969 additional shares of common stock reserved for future issuance under our 2004 Equity Incentive Plan, our 2004 Non-Employee Directors’ Stock Option Plan and our 2004 Employee Stock Purchase Plan. This number does not include additional shares that will be reserved in connection with automatic annual increases to the number of shares issuable under the terms of such plans.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. Our net tangible book value as of March 31, 2006 was approximately $65.8 million, or approximately $1.96 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.

After giving effect to the sale of the shares of common stock offered by us at the public offering price of $27.50 per share, after deducting underwriting discounts and estimated offering expenses payable by us, our net tangible book value as of March 31, 2006 would have been approximately $155.6 million, or $4.20 per share of common stock. This represents an immediate increase in net tangible book value of $2.24 per share to existing stockholders and an immediate dilution of $23.30 per share to new investors purchasing shares of common stock in this offering at the public offering price.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$27.50
Net tangible book value per share as of March 31, 2006	$1.96
Increase per share attributable to this offering	2.24

As adjusted net tangible book value per share after this offering		4.20

Dilution per share to new investors		$23.30

If the underwriters exercise their over-allotment option in full to purchase 75,000 additional shares from us in this offering, our as adjusted net tangible book value as of March 31, 2006 would have been $4.24 per share representing an immediate increase in net tangible book value of $2.28 per share to our existing stockholders and an immediate dilution of $23.26 per share to new investors purchasing shares of common stock in this offering at the public offering price.

The calculations above are based on 33,574,551 shares of common stock outstanding as of March 31, 2006. This number excludes, as of March 31, 2006:

•	6,860,623 shares of common stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $8.05 per share;

•	243,602 shares of restricted common stock issued upon the early exercise of stock options at a weighted average exercise price of $0.80 per share that are not classified as outstanding for financial reporting purposes but that will become outstanding for financial reporting purposes as the shares vest; and

•	an aggregate of 2,637,969 additional shares of common stock reserved for future issuance under our 2004 Equity Incentive Plan, our 2004 Non-Employee Directors’ Stock Option Plan and our 2004 Employee Stock Purchase Plan. This number does not include additional shares that will be reserved in connection with automatic annual increases to the number of shares issuable under the terms of such plans.

BUSINESS

CONOR MEDSYSTEMS

Overview

We develop innovative controlled vascular drug delivery technologies. We have initially focused on the development of drug-eluting stents to treat coronary artery disease. Our stents have been specifically designed for vascular drug delivery, in contrast to currently available drug-eluting stents, which are conventional bare metal stents coated with a drug and a polymer. A polymer is a substance used to adhere a drug to the surface of a stent and to modulate its release. Our stents incorporate hundreds of small holes, each acting as a reservoir into which we can load a drug-polymer composition. Through this proprietary design, we can better control drug release kinetics, or the rate and direction of drug release over time. Our efforts are currently focused on the development and commercialization of our cobalt chromium paclitaxel-eluting coronary stent system, CoStar, for the treatment of restenosis. We believe that our stent technology can support a wide range of drugs. Our clinical efforts have focused on the use of paclitaxel, an anti-proliferative drug initially developed to treat certain types of cancer, and on the use of pimecrolimus, an anti-inflammatory drug initially developed to treat certain types of skin disorders. In February 2006, our CoStar stent received CE Mark approval in the European Union, and we have commercially launched our CoStar stent in many of the countries in the European Union through our distributor, Biotronik AG.

We submitted an investigational device exemption, or IDE, application to the U.S. Food and Drug Administration, or FDA, in the first quarter of 2005 for our U.S. pivotal clinical trial, COSTAR II, and in March 2005, we received conditional approval of our IDE application. The first patient was enrolled in the trial in May 2005. In December 2005, we received approval from the FDA to expand enrollment in the COSTAR II trial to the full cohort of 1,700 patients, and we completed enrollment of all 1,700 patients in April 2006. If the clinical trial proceeds as scheduled and the outcome of this clinical trial is favorable, we anticipate submitting an application for marketing approval with the FDA in 2007 and, if FDA agrees that we have established the safety and effectiveness of our CoStar stent, receiving regulatory approval for our CoStar stent in the United States in late 2007 or early 2008. We could be delayed by adverse results or regulatory complications, and we may never achieve U.S. regulatory approval.

We believe that our drug-eluting stents offer significant advantages over conventional surface-coated drug-eluting stents, including the possibility of reduced rates of late stent thrombosis, or blood clots that occur after the cessation of anti-platelet therapy. Our stent design enables a wide range of drug release kinetics by allowing us to select the pattern in which drug-polymer compositions are inlayed into the reservoirs. The design of our stents also provides greater directional control over the release of the drug, which we believe allows for more targeted treatment within the artery and more efficient use of the therapeutic agent. A highly distinguishing characteristic of our stent is its use of “ductile hinges,” which are specially contoured, proprietary features that localize stress applied to the stent when the stent is expanded inside the coronary artery. This feature is designed to ensure that the drug-polymer composition inlayed into the reservoirs is not extruded, fractured or otherwise disrupted during stent expansion. As a result, we are able to use a wider range of polymers and drugs, including water-soluble drugs, as compared to conventional surface-coated drug-eluting stents. We have also focused on the application of bioresorbable polymers. We believe that the use of bioresorbable polymers may confer a long-term advantage with respect to reduced rates of late stent thrombosis, a rare but serious complication that may result from the implantation of drug-eluting stents. Further, we believe that our proprietary manufacturing technology, coupled with our stent design, allow us to benefit from high throughput, high uniformity and high manufacturing yield.

In March 2006, pursuant to the terms of our agreement with Novartis Pharma AG, we exercised our option to obtain a worldwide, non-exclusive license from Novartis to develop, manufacture and commercialize products that use our vascular delivery stent systems, including our drug-eluting reservoir-based cobalt chromium stent, for the local delivery of pimecrolimus. In May 2006, we initiated the GENESIS trial, which is a multi-center, randomized, three-arm non-inferiority pivotal study designed to compare our cobalt chromium pimecrolimus-eluting coronary stent system, Corio, our cobalt chromium pimecrolimus- and paclitaxel-eluting coronary stent system, SymBio, and our CoStar stent, and we expect to begin enrollment in the third quarter of 2006. In May 2006, we initiated the RAPID trial, which is a prospective, open-label, multi-center registry designed to evaluate our Corio stent for safety and effectiveness, and we expect to begin enrollment in the fourth quarter of 2006. In addition, we entered into a feasibility agreement with Biotronik to evaluate a bioresorbable reservoir-based stent incorporating Biotronik’s absorbable metal to enable tailored drug release kinetics for the treatment of restenosis and other vascular disorders. We are also investigating the applicability of our stent technology to the treatment of an acute myocardial infarction, or AMI, commonly known as a heart attack.

We have entered into agreements with Biotronik AG, Interventional Technologies Limited, or IVT, and affiliates of St. Jude Medical, Inc. to distribute our CoStar stent outside of the United States. We expect to pursue commercialization in the United States with our own sales force, subject to receipt of U.S. regulatory approval.

Industry Background

Coronary Artery Disease

Coronary artery disease is a progressive, pathological condition that leads to the obstruction of the blood vessels providing blood flow to the heart muscle. According to the National Institute of Health, coronary artery disease affects about 13 million people in the United States and is the leading cause of death in both men and women. The disease is caused by the accumulation of fat-laden cells in the inner lining of the coronary arteries, leading to a localized patchy thickening, called an atherosclerotic plaque. As the plaque expands into the lumen, or the inner channel of the artery through which blood flows, the diameter of the lumen narrows. The portion of the heart muscle normally nourished by the affected artery can become starved for oxygen, or ischemic, causing chest pains. Moreover, plaques tend to attract platelets, which can cause clots and lead to the further obstruction of blood flow to the heart, potentially causing a heart attack.

The Development of Treatments for Coronary Artery Disease

Treatments for patients with life-threatening coronary artery disease have advanced dramatically over the last 20 years, from highly invasive, open-chest bypass surgery to minimally invasive angioplasty procedures.

Coronary Artery Bypass Grafting

Coronary artery bypass grafting, or CABG, is an invasive surgical procedure developed in late 1960s that requires an incision in a patient’s chest to gain access to the heart. In this procedure, the cardiac surgeon uses a graft from another blood vessel of the patient to “bypass” the obstructed artery. CABG is an expensive procedure involving hospital stays of several days to a week or longer, and recovery periods of several weeks.

Angioplasty

In the late 1970s, percutaneous transluminal coronary angioplasty, commonly referred to as balloon angioplasty, was developed as a less invasive treatment method to open a narrowed or blocked blood vessel. In an angioplasty procedure, an interventional cardiologist inserts a flexible catheter with a balloon tip through the femoral artery in the groin and maneuvers the catheter through the vasculature into the coronary arteries. At the site of the blockage, the balloon is inflated, compressing the plaque and stretching the artery wall to create a larger channel for blood flow. The balloon is then deflated, and the catheter is removed. A patient can generally be released from the hospital within one to two days following the procedure. The introduction of balloon angioplasty significantly improved recovery times, resulted in less patient discomfort and reduced cost per procedure as compared to CABG.

While less invasive and expensive than CABG surgery, the ultimate clinical effectiveness of balloon angioplasty has been hampered by restenosis, or the re-narrowing of the artery lumen following balloon angioplasty. Restenosis has at least two mechanisms, either or both of which can occur following an angioplasty procedure:

•	a re-narrowing of the artery lumen after balloon angioplasty due to an elastic recoil of the artery wall; and

•	a re-narrowing of the artery lumen over a period of months after balloon angioplasty due to the proliferation or growth of cellular and extra-cellular material, or neointima, within the artery wall, which is believed to be caused by injury to the artery as a result of the angioplasty.

Evolution of Stents to Address Restenosis

The Development of Bare Metal Stents

To address the elastic recoil component of restenosis, medical devices known as stents were developed. Stents are tubular mesh devices consisting of interconnected metal struts that are inserted inside the artery to act as scaffolding, propping open the narrowed blood vessel. During an angioplasty procedure, a stent mounted on a balloon catheter is delivered to the affected segment of the artery and expanded inside the artery by inflating the balloon. The balloon catheter is then removed, leaving the stent in the artery. Bare metal stents became widely used in the mid-1990s in combination with balloon angioplasty and quickly became used in the majority of angioplasty procedures. We believe that the use of bare metal stents reduces the rate of restenosis by approximately one-third when compared to balloon angioplasty alone. While the use of bare metal stents addresses the elastic recoil component of restenosis, bare metal stents are not designed to reduce, and may in fact exacerbate, restenosis caused by the proliferation or growth of cells and extra cellular materials. As a result, we estimate that restenosis after bare metal stent implantation still occurs in approximately 10% to 35% of procedures within six months of treatment, which typically necessitates repeat angioplasty, re-stenting or bypass surgery.

The Development of Drug-Eluting Stents

Drug-eluting stents were developed to address restenosis caused by the growth and proliferation of neointima. We believe that drug-eluting stents represent the most advanced and sophisticated treatment currently available to address restenosis. Currently marketed drug-eluting stents are bare metal stents that are coated on the surface with a drug that is designed to reduce restenosis by inhibiting the growth or proliferation of neointima. According to published studies, currently marketed drug-eluting stents have been shown in clinical trials to reduce the rate of restenosis to less than 10%.

Currently marketed drug-eluting stents only recently gained regulatory approval. Johnson & Johnson’s CYPHER™ stent was commercially launched in Europe in April 2002 and in the United States in April 2003. Boston Scientific Corporation’s TAXUS™ Express2™ stent was commercially launched in Europe in February 2003 and in the United States in March 2004. In August 2005, Medtronic Inc. commercially launched its Endeavor™ drug-eluting coronary stent in Europe. In addition, in January 2006, Guidant Corporation announced that its Xience™ V Everolimus-Eluting Coronary Stent System received CE Mark approval for commercial sale in Europe. A number of other companies such as Biosensors International Group, Ltd.’s Netherlands-based subsidiary, Occam International B.V., and Sorin Biomedica S.p.A. have also commercially launched drug-eluting stents in Europe.

Factors Impacting the Effectiveness of Drug-eluting Stents

The effectiveness of drug-eluting stents depends on the following principal components:

•	stent design;

•	drug delivery mechanism; and

•	drug.

Stent Design

Drug-eluting stents require an appropriate balance of several design parameters to enable effective treatment of restenosis. These design characteristics include:

•	Profile: diameter of the stent when crimped, or mounted, on the delivery catheter.

•	Deliverability: ability to reach blockages in the coronary arteries during stent deployment.

•	Flexibility: properties of the stent that allow it to bend along the stent axis and conform to the artery after deployment.

•	Choice of Metal: most commonly stainless steel or cobalt based alloys.

•	Axial Stability: consistent vessel support along the length of the stent.

•	Vessel Wall Apposition: absence of gaps between the drug-eluting stent struts and the vessel wall.

•	Radiopacity: ability of the physician to view the stent in the coronary anatomy under x-ray imaging guidance.

The profile of the stent, in combination with the stent’s flexibility and radiopacity, affect the stent’s deliverability. Stents with a lower profile, or smaller diameter when crimped, may be more easily navigated through the coronary arteries and delivered to the site of the blockage as compared to those with a higher profile. Conversely, stents with a higher profile and less flexibility are more difficult to deliver, especially to coronary blockages in narrow, tortuous vessels in the coronary anatomy. The stent’s radiopacity also aids in delivering the stent to the site of the blockage by allowing the physician to more clearly view the stent in the coronary anatomy under x-ray imaging guidance.

Stents have traditionally been made from a stainless steel alloy, although more recently, cobalt chromium stents have been introduced. Stents made of cobalt chromium have greater tensile strength than stents made of stainless steel. The enhanced tensile strength allows the stent struts to be thinner and narrower, leading to increased flexibility, a lower profile and improved axial stability. Stents made from certain cobalt chromium alloys also provide for improved radiopacity as compared to thin strut stainless steel stents.

The Drug Delivery Mechanism

Most of the currently marketed drug-eluting stents are coated on the surface with a drug incorporated into a polymer matrix. The polymer is necessary to fix the drug on the surface of the stent and to modulate its release. These conventional surface-coated drug-eluting stents are typically sprayed with or dipped into a drug-polymer composition. Current spraying and dipping processes can result in non-uniform distribution of the drug on the stent. When these non-uniformities exceed limits specified by regulatory bodies, lower manufacturing yields can result. The coating depth of a conventional surface-coated drug-eluting stent is usually very thin, limiting the drug volume on the stent. Certain inherent limitations of conventional surface-coated drug-eluting stents include:

•	Limited class of available polymers. The choice of polymers for surface-coated stents is limited by certain properties, such as elasticity and adhesion, needed to withstand the stresses of stent deployment and expansion. We believe that many types of therapeutic agents cannot be delivered for an extended period when combined with polymers suitable for surface-coated stents. These include water-soluble drugs, proteins, peptides and oligonucleotides, or short strands of DNA.

•

Limited control over drug release kinetics. Following implantation, surface-coated stents generally release their drug at a rapid rate for a short period, after which the rate of drug release slows. Since the efficacy of drugs may depend on how they are released in the body (some drugs may work best when concentration levels are reached quickly, while others may require sustained delivery over an extended time period), conventional surface-coated drug-eluting stents do not necessarily provide for optimized release kinetics. We believe that the thin layer of polymer used in conventional surface-coated drug-eluting stents, with the required properties of elasticity and adhesion, may not achieve the controlled drug release kinetics that can be obtained with deeper inlays, and that this reduced control of drug kinetics may limit the applications for conventional surface-coated drug-eluting stents. The four-month and twelve-month follow-up data from our PISCES study showed significant variation in clinical effect in identical doses of paclitaxel with different release kinetics.

•	Limited control over direction of drug delivery. Conventional surface-coated drug-eluting stents also lack a mechanism for controlling the directional release of the therapeutic agent, resulting in the release of the drug into both the arterial wall and bloodstream.

•	Residual drug or polymers. Most currently marketed stents use non-bioresorbable polymers. Some polymers used on surface-coated stents do not completely release the drug incorporated in the stent coating. While bare metal stents are known to be well tolerated after implantation in coronary arteries, some polymeric stent coatings (not necessarily those on current commercial products) have been associated with acute and chronic inflammatory responses in arterial tissue. The existence of residual drugs or polymers left in contact with the artery wall may be viewed as undesirable as the long-term results are unknown. However, we believe that conventional surface-coated drug-eluting stents may present an increased risk for late stent thrombosis, due to the residual drug or non-bioresorbable polymers on surface-coated drug-eluting stents.

•	Peeling, mechanical damage and sticking. Surface-coated stents are vulnerable to peeling, mechanical damage and sticking during the course of manufacturing, handling or deployment. Polymer sticking may also be implicated in balloon retraction problems during the course of implanting the stent.

The Drug

The success of a drug-eluting stent depends partly on the ability of the active drug to interfere with the process of restenosis. The first drug widely studied and approved for use in a drug-eluting stent for the treatment of restenosis was sirolimus, also known as rapamycin, which is an immunosuppressant agent with anti-inflammatory properties. One of a new line of immunosuppressants, sirolimus inhibits the activation of key cellular regulators, thus inhibiting cellular proliferation and growth. Paclitaxel, which is used in another approved drug-eluting stent, also interferes with cellular proliferation and growth, but works in a different way than sirolimus. Paclitaxel interferes with the structure and function of cellular elements called microtubules, which leads to the inhibition of cell division and growth, and can lead to cell death. Everolimus is another drug approved for use in a drug-eluting stent for the treatment of restenosis in the European Union, and zotarlimus is another drug in development for the treatment of restenosis. Everolimus and zotarlimus, both analogs of sirolimus, are similar to sirolimus and have similar mechanisms of action.

In addition to sirolimus, everolimus, zotarlimus and paclitaxel, there may be other drugs that, alone or in combination, offer therapeutic benefits. These therapeutic benefits may in some circumstances be dependent upon control of release kinetics. Other sirolimus derivatives are being evaluated for the treatment of restenosis. In addition, a broad variety of immunosuppressive, anti-leukocyte, anti-inflammatory or anti-proliferative agents may also be useful, although limited testing and data are available. A stent with the ability to deliver a broad range of drugs, including multiple drugs, and to control release kinetics may have potential advantages in exploiting applications of new drug candidates.

Limitations of Conventional Surface-Coated Drug-eluting Stents

The limitations of conventional surface-coated drug-eluting stents include:

•	limited control over drug release kinetics and direction of drug delivery;

•	limited universe of suitable drugs;

•	limited class of suitable polymers;

•	surface coatings are prone to peeling, mechanical damage and sticking during manufacturing and implantation;

•	lack of uniformity in coating thickness and uneven drug delivery;

•	the occurrence of residual non-bioresorbable polymer and drug on the stent; and

•	difficulty in loading and delivering multiple drugs with independent release kinetics.

Our Solution

We are seeking to capitalize on the full therapeutic potential of drug-eluting stents through the development of a stent specifically designed for drug delivery. Rather than retrofitting a bare metal stent with a drug coating, our stent design incorporates hundreds of small holes, each acting as a reservoir into which we can load drug-polymer compositions. Through this proprietary design, we believe that we can greatly enhance control of drug release kinetics and direction of drug delivery, enable a wider range of drug therapies and potentially increase the effectiveness and range of clinical applications of drug-eluting stents. Based on the data from our clinical studies, we believe that control of drug delivery can have a direct impact on clinical outcomes.

Our stents incorporate special, proprietary structural elements called “ductile hinges,” which enable us to create drug reservoirs in our stent struts. Ductile hinges are specially contoured features that absorb virtually all of the metal deformation that occurs as a stent is expanded inside the coronary artery. The other structural elements of the stent thus remain relatively deformation-free. This has two important consequences. First, we can incorporate our reservoirs into the stent struts without compromising strength, scaffolding or flexibility. Second, since the reservoirs are largely non-deforming during stent expansion, the drug-polymer composition in the reservoirs will not be extruded, fractured or otherwise disrupted upon stent expansion. This in turn allows us to use polymers in our reservoirs which do not have the level of flexibility, adhesion and other properties required in surface coatings.

We believe that it would be difficult to duplicate our high volume drug reservoirs in conventional stent designs without incorporating our proprietary ductile hinges. Conventional stents generally attempt to spread deformation as evenly as possible throughout the stent structure. When large reservoirs are formed in such a structure, engineering structural analysis shows severe deformation of the reservoirs as the stent expands. Material contained in the reservoirs would likely be fractured or extruded, which we believe would be unacceptable from both a clinical and regulatory standpoint.

We believe that our stents possess the following key advantages compared to conventional surface-coated drug-eluting stents:

•	Enhanced control of drug delivery.

•	Controllable release kinetics. While conventional surface-coated drug-eluting stents provide limited control over the rate of drug release and generally release their drug at a rapid rate for a short period, after which the rate of drug release slows, the drug inlay design of our stents allows for greater control of release kinetics. Since we can control drug release kinetics by selecting the pattern in which polymers and drugs are loaded into the holes, a range of release kinetics can be created. As the efficacy of drugs may depend on how they are released in the body, our stents are designed to allow release kinetics to be better matched to the requirements of a drug.

•	Directional drug control. Our stent reservoirs can include a polymer barrier on the side of the stent facing the bloodstream, which is called the luminal side, ensuring that substantially all of the drug releases into the arterial wall. Alternatively, the stent can be designed to release drug primarily into the bloodstream if the intent is to deliver drug to tissue downstream from the site of the stent, or the stent can be designed to release drug in both directions.

•	Control over manufacturing consistency. Because the drug formulation is loaded into our drug reservoirs using a precision-guided jetting technology, we believe that we can effectively control the drug loading process, allowing us to reach a level of high uniformity across the stent.

•	Enhanced flexibility in drug therapies.

•	Capability to deliver a wider range of drugs. Because of our ability to vary the structure of the drug inlay within the reservoirs, we believe that our stents are capable of delivering a broader range of compounds than conventional surface-coated drug-eluting stents. In addition to fat-soluble drugs deliverable by conventional surface-coated drug-eluting stents, our stents can deliver water-soluble drugs, proteins, peptides and oligonucleotides.

•	Controlled delivery of multiple drugs. Our stent design permits controlled delivery of multiple drugs from a single stent. For example, a stent could be designed to release both an anti-proliferative agent and an anti-inflammatory drug to prevent restenosis in high risk patients. Two drugs can be deposited into the same reservoir or different reservoirs, and the drugs can be released independently.

•	Expanded drug capacity. The coating depth of a conventional surface-coated drug-eluting stent is usually very thin, limiting the drug volume that can be applied. Our reservoirs provide the potential for greater dose capacity than thin surface coatings, allowing our stents to deliver more drug for an extended period of time, if required.

•	Enhanced polymer capabilities.

•	Low exposure of polymer to the arterial wall. Because of the reservoir design of our stents, our stent has no surface coatings and polymers are placed within discrete reservoirs. As a result, the amount of polymer exposed to the arterial wall is greatly reduced.

•	Bioresorbable polymers. Our stent incorporates polymers that are absorbed by the body after the drug is released. After resorbtion, no polymer or drug remains at the target site. We believe that the use of bioresorbable polymers may confer a long-term advantage with respect to reduced rates of late stent thrombosis.

•	Wider range of available polymers. Because our stent platform provides a non-deforming drug reservoir that is not affected by the expansion of the stent, a wider range of polymers may be used in our stents compared to the polymers available for conventional surface-coated drug-eluting stents, which need to be elastic and adhesive to accommodate stent expansion.

•	Superior manufacturability. We believe that our proprietary manufacturing technologies, coupled with our stent design, may allow us to benefit from relatively high throughput, high uniformity and high manufacturing yield. Our automated drug loading technology, in which individual stent holes are mapped and then loaded with a computer guided system, produces a uniform distribution of drug across the stent.

Our Strategy

Our goal is to continue to be a leading innovator in the field of vascular drug delivery through medical devices. Key elements of our strategy include:

•

Commercialize our CoStar stent for the treatment of restenosis in the United States. As a result of its safety profile and clinical effectiveness, we have focused on the commercialization of our CoStar stent, for the treatment of restenosis. In 2005, we began commercializing our CoStar stent in certain countries outside of the United States, the European Union and Japan pursuant to distribution agreements with third parties. In February 2006, our CoStar stent received CE Mark approval in the European Union, and we have commercially launched our CoStar stent in many of the countries in the European Union through our distributor, Biotronik AG. In May 2005, we began enrolling patients in our U.S. pivotal clinical trial, COSTAR II, and we completed enrollment in our COSTAR II trial in April 2006. If this clinical trial proceeds as scheduled and the outcomes of this clinical trial are favorable, we anticipate submitting an application for marketing approval with the FDA in 2007 and, if the FDA agrees that we have established the safety and effectiveness of our CoStar stent, receiving regulatory approval for our CoStar stent in the United States in late 2007 or early 2008. We could be delayed by adverse results or regulatory complications, and we may never achieve U.S. regulatory approval. Our goal is to directly commercialize the CoStar stent, and potentially other products, in the United States, where we plan to build a highly-focused sales and marketing infrastructure and management team.

•	Continue to demonstrate that our stent technologies offer advantages over conventional surface-coated drug-eluting stents. We believe that our clinical trials have demonstrated that our stent technologies offer advantages over conventional surface-coated drug-eluting stents. The drug inlay design of our stents allows for greater control over release kinetics, and the data from our clinical trials indicate that drug release kinetics can have an effect on treatment outcomes. In addition, our stent design permits controlled delivery of multiple drugs from a single stent. Our stent incorporates polymers that are absorbed by the body after the drug is released. After resorbtion, no polymer or drug remains at the target site.

•	Develop and commercialize additional products for the treatment of restenosis. We believe that our ability to control drug release kinetics offers the potential to make us a technology leader in the development of next generation stents. We intend to penetrate this evolving market by developing additional products for the treatment of restenosis, including products with drugs other than paclitaxel, or products that deliver a combination of drugs. We also intend to segment the current restenosis market by developing and marketing stents with specialized applications, such as stents targeting diabetics, a patient population which tends to suffer from more complex forms of cardiovascular disease. In March 2005, we entered into an agreement with Novartis Pharma AG granting us the right to evaluate three Novartis pharmaceutical compounds for the potential development of a product combining a Novartis compound with our stents for the treatment of vascular diseases. In March 2006, pursuant to the terms of our agreement with Novartis, we exercised our option to obtain a worldwide, non-exclusive license from Novartis to develop, manufacture and commercialize products that use our vascular stent delivery systems, including our drug-eluting reservoir-based cobalt chromium stents, for the local delivery of pimecrolimus. In May 2006, we initiated the GENESIS trial, which is a randomized, three-arm pilot study designed to evaluate the effectiveness of our cobalt chromium pimecrolimus-eluting coronary stent system, Corio, and our cobalt chromium pimecrolimus- and paclitaxel-eluting coronary stent system, SymBio, for the treatment of restenosis, and we expect to begin enrollment in the third quarter of 2006. Also in May 2006, we initiated the RAPID trial, which is non-randomized pilot study designed to evaluate our Corio stent for safety and effectiveness, and we expect to begin enrollment in the fourth quarter of 2006.

•	Leverage our technology platform for other indications. We believe that there are applications of our technology beyond the treatment of restenosis. We are seeking to develop drug-eluting stents for unmet medical needs in cardiology, such as AMI, and vascular diseases that we believe can be addressed with our technology.

•	Explore strategic partnerships. We intend to continue to seek additional partnerships with medical device, biotechnology and pharmaceutical companies for the development of new products utilizing our stent technology. These partnerships could include in-licensing of drugs from biotechnology or pharmaceutical companies, and out-licensing our stent design and drug delivery technology to medical device, biotechnology or pharmaceutical companies for selected indications or product development collaborations. For example, in September 2005, we entered into a feasibility agreement with Biotronik AG. Under the terms of this agreement, we have designed a bioresorbable reservoir-based stent incorporating Biotronik’s absorbable metal to enable tailored drug release kinetics for the treatment of restenosis and other vascular disorders. We are continuing to evaluate the utility and effectiveness of this bioresorbable stent.

Commercialization of our CoStar Stent

Outside of the United States

We have pursued commercialization of our CoStar stent outside of the United States through distribution arrangements with Biotronik, IVT and affiliates of St. Jude. In 2005, we began commercializing our CoStar stent in certain countries outside of the United States, the European Union and Japan pursuant to these distribution agreements. In the first quarter of 2006, we commercially launched our CoStar stent in the European Union pursuant our distribution agreement with Biotronik.

Within the United States

In the United States, we plan to build a highly-focused sales and marketing infrastructure to market our CoStar stent, subject to receipt of U.S. regulatory approval. We believe that the interventional cardiology market in the United States is readily accessible by a limited sales and marketing presence.

Clinical Trials

We have pursued a clinical development strategy of demonstrating that our CoStar stent is safe and effective, that the drug inlay design of our CoStar stent permits us to control drug release kinetics, and that drug release kinetics can have a direct impact on clinical outcomes. In addition, our clinical development strategy has been focused on establishing the basis for regulatory approval of our CoStar stent in the European Union and the United States.

We have conducted or are currently conducting eight clinical trials with our drug-eluting stent technology, including our DepoStent, PISCES, SCEPTER, COSTAR I, EuroSTAR and COSTAR II trials, and we are preparing to enroll patients in our GENESIS and RAPID trials. Our DepoStent, PISCES, SCEPTER and COSTAR I trials are completed, and we are continuing follow-up on patients in our EuroSTAR trial. Our DepoStent, PISCES, SCEPTER, COSTAR I and EuroSTAR trials have provided supporting data for our applications for regulatory approval in the European Union. In addition, data from these trials were submitted to the FDA for purposes of obtaining approval of our IDE application. We anticipate that data from these trials will comprise part of the data we plan to submit to FDA for our premarket approval application, or PMA, which must be approved by the FDA prior to commercializing our CoStar stent in the United States. Based on the results from the DepoStent, PISCES, SCEPTER, COSTAR I and EuroSTAR clinical trials, we submitted an IDE application to the FDA in the first quarter of 2005 for our U.S. pivotal clinical trial, COSTAR II, evaluating our CoStar stent. In December 2005, we received approval from the FDA to expand enrollment in the COSTAR II trial to the full cohort of 1,700 patients and we completed enrollment of all 1,700 patients in this trial in April 2006. If the COSTAR II trial proceeds as scheduled and the outcomes of the trial are favorable, we expect the data from this trial to form the basis for regulatory approval of our CoStar stent in the United States. In May 2006, we initiated the GENESIS trial, which is a randomized, three-arm pilot study designed to evaluate our Corio and SymBio stents for the treatment of restenosis, and we expect to begin enrollment in the third quarter of 2006. Also in May 2006, we initiated the RAPID trial, which is a non-randomized pilot study designed to evaluate our Corio stent for safety and effectiveness, and we expect to begin enrollment in the fourth quarter of 2006. In addition, an affiliate of St. Jude Medical, Inc., one of our distributors, is planning to conduct a trial specifically designed for Japanese marketing approval.

Our clinical trials were designed to evaluate the safety and performance of paclitaxel and/or pimecrolimus delivered at different rates, doses and directions of delivery. The descriptions we use for duration of drug release (i.e., “five days,” “ten days” and “30 days”) are approximations that are based on in vitro measurements. The performance of drug-eluting stents is assessed using a number of metrics, which compare data collected at the time of stent implantation to data collected when a patient is re-assessed at follow-up. The time periods for the initial follow-up vary from four to nine months. The common metrics used to evaluate the safety and efficacy of drug-eluting stents, and the ranges for the reported results from U.S. pivotal trials of FDA-approved conventional surface-coated drug-eluting stents for these metrics, include:

Metric	Description	Results from U.S. pivotal trials of FDA-approved conventional surface-coated drug-eluting stents (at 8-9 months follow-up)
Binary restenosis rate	Binary restenosis rate is the percentage of patients at follow-up that have a greater than 50% reduction in the lumen	In-stent: 3.2% to 5.5% In-segment: 7.9% to 8.9%

Metric	Description	Results from U.S. pivotal trials of FDA-approved conventional surface-coated drug-eluting stents (at 8-9 months follow-up)
diameter. The metric may either be in-stent, analyzing only the lumen within the stent, or in-segment, analyzing the lumen within the stent plus 5mm on either side of the stent.

Target lesion revascularization rate	Target lesion revascularization rate, or TLR rate, is the percentage of patients at follow-up who have another coronary intervention, such as an angioplasty or a CABG procedure, to treat a lesion, or blockage in the artery, within the stent or within 5mm on either side of the stent.	3.0% to 4.1%

Late loss	Late loss is the decrease in the minimum lumen diameter of the artery measured in millimeters at follow-up as compared to the minimum lumen diameter at the time of the stent implantation. Late loss may be either in-stent or in-segment.	In-stent: 0.17mm to 0.39mm In-segment: 0.23mm to 0.24mm

Percent volume obstruction	Percent volume obstruction measured by intravascular ultrasound, or IVUS, is the volume of the lumen in the stent occupied by restenotic tissue.	2.6% to 12.2%

Major Adverse Cardiac Event Rate	Major adverse cardiac event, or MACE, rate is the percentage of patients at follow-up that have experienced another coronary intervention, an AMI, or cardiac death.	7.1% to 8.5%

Since binary restenosis rate, late loss and percent volume obstruction are measured by angiography, the results are referred to as angiographic results. TLR and MACE rates are referred to as clinical results.

DepoStent

The DepoStent trial was designed to evaluate the safety and performance of our basic stainless steel stent design without drugs or polymer. The intent of the DepoStent pilot study was to assess whether a stent with drug reservoirs would perform differently than a conventional bare metal stent. The trial, which included 53 patients at two sites in the Netherlands, was conducted in 2003. In December 2003, we completed six-month follow-up of patients in the trial. The results from the DepoStent trial indicated that the clinical outcomes of patients receiving this stent were similar to patients receiving conventional bare metal stents, and that holes in stent struts did not lead to a higher incidence of adverse effects. We obtained marketing approval in the European Union for our bare stainless steel stent, although we do not intend to commercialize this stent. Data from this trial was used to support our IDE submission for our COSTAR II trial.

Paclitaxel Trials

PISCES

The Paclitaxel In-Stent Controlled Elution Study, or PISCES study, was designed to evaluate the safety and performance of paclitaxel delivered at different rates, doses and directions of delivery using our stainless steel stent. Enrollment for this pilot study, which consisted of 191 patients at ten sites in South America, Europe and New Zealand, was conducted in 2003. Of the 191 patients participating in the PISCES study, 187 received one of six different formulations of paclitaxel that varied by dose, estimated duration of drug release rate and directionality (drug release to only the arterial wall, or mural release, and release to both the arterial wall and the lumen, or bidirectional release). The last patient was treated in December 2003. The table below summarizes the formulations evaluated in the PISCES study.

Formulation	F1	F2	F3	F4	F5	F6
Paclitaxel dose (mcg/17mm stent)	10	10	10	10	30	30
Estimated duration of in vitro elution (days)	5	10	10	30	30	10
Direction of elution	bidirectional	mural	bidirectional	mural	mural	bidirectional

In May 2004, we released four-month follow-up data, and in March 2005, we released twelve-month follow-up data from the PISCES trial. At four-month follow-up, all six formulations were determined to be safe, with no deaths from discharge to 30 days. Two groups with the longest duration formulations, formulations F4 and F5, had particularly favorable outcomes. For formulation F4, the in-stent binary restenosis rate and TLR rate were both 0 percent, the in-stent late loss was 0.38mm, the in-segment restenosis rate was 2.6 percent, the in-segment late-loss was 0.20mm, the percent volume obstruction was 7.7 percent, and the MACE rate was 2.6 percent. For formulation F5, the in-stent binary restenosis rate was 3.8 percent, the TLR rate was 3.4 percent, the in-stent late loss was 0.30mm, the in-segment binary restenosis rate was 3.8 percent, the in-segment late-loss was 0.21mm, the percent volume obstruction was 5.1 percent, and the MACE rate was 3.4 percent. By comparison, the remaining four groups with shorter duration of drug elution, ranging from approximately five to ten days for either 10mcg or 30mcg of paclitaxel per 17mm stent and indicated as formulations F1, F2, F3 and F6 above, generally had less efficacy with respect to these endpoints. The results indicate, for what we believe to be the first time, that drug release kinetics have an effect on treatment outcomes.

At twelve-month follow-up, all six formulations were determined to be safe. There were no reported cases of late stent thrombosis between six months, when patients ceased anti-platelet therapy, and twelve-month follow-up. For formulation F4 the TLR rate was 0 percent and the MACE rate was 5.1 percent. For formulation F5, the TLR rate was 6.9 percent and the MACE rate was 6.9 percent. The angiographic results for formulations F4 and F5 at twelve-month follow-up were consistent with the four-month follow-up results. By comparison, the remaining four groups generally continued to have less efficacy with respect to these angiographic and clinical endpoints. Based on the data from the PISCES trial, we are pursuing formulation F4 in the COSTAR II trial. Data from this trial were used to support our IDE submission to the FDA for our COSTAR II trial.

SCEPTER

The Study of Controlled Elution of Paclitaxel for The Elimination of Restenosis, or SCEPTER study, was designed to evaluate our paclitaxel-eluting stainless steel stent for safety and performance, measuring late loss versus our bare metal stent used in the DepoStent study and clinical safety at six months. We undertook this study, without waiting for the results from the PISCES study, with the initial objective of it serving as the basis for marketing approval in the European Union. Enrollment for this study, which included 271 patients at 15 sites in Europe and one site in New Zealand, was completed in 2003. Each patient participating in the SCEPTER study received stents with formulations equivalent to formulations F1 or F2 of the PISCES study. After analyzing the four-month follow-up data from the PISCES trial, we know that formulations F1 and F2 of the PISCES trial were not ideal. Results from this study were consistent with formulations F1 and F2 of the PISCES study. Data from this trial were used to support our IDE submission to the FDA for our COSTAR II trial.

COSTAR I

Our CObalt Chromium STent with Antiproliferative for Restenosis, or COSTAR I, multi-center, three-arm, dose-ranging registry was a pilot study evaluating the safety and performance of our CoStar stent with formulations of 3 mcg, 10 mcg and 30 mcg of paclitaxel. A total of 122 lesions were treated in 87 individuals from a highly complex patient population. On average, among the three patient groups participating in COSTAR I, nearly 50 percent had a prior AMI and approximately 25 percent were diabetic. Other complex characteristics of the patient group included small diameter coronary vessels and long lesions. The formulation with 10 mcg of paclitaxel delivered over approximately 30 days, or formulation F4 of the PISCES trial, was the most efficacious of the doses studied in our COSTAR I trial, and the clinical results were unchanged from four to twelve months. At both four-month and twelve-month follow-up, the TLR rate was 1.8 percent and the rate of cumulative MACE was 7.5 percent for the 40 patients who received this formulation. The angiographic results for this formulation at four-month follow-up demonstrated an in-stent binary restenosis rate of 1.9 percent, an in-stent late loss of 0.43mm, an in-segment restenosis rate of 3.8 percent, an in-segment late loss of 0.24mm and a percent volume obstruction of 7.6 percent. The angiographic results at twelve-month follow-up were consistent with the four-month follow-up results. There were no cases of late stent thrombosis among the 87 patients between the cessation of anti-platelet therapy at six months and twelve-month follow-up. Data from this trial were used to support our IDE submission for our COSTAR II trial.

EuroSTAR

Our EUROpean cobalt chromium STent with Antiproliferative for Restenosis, or EuroSTAR, clinical study is a multi-center, non-randomized, two-arm dose-ranging pivotal trial designed to evaluate the safety and performance of our CoStar stent for the treatment of restenosis. Data from this trial were used to support our IDE submission for our COSTAR II U.S. pivotal clinical trial.

In this trial, we enrolled two groups of patients to further evaluate the two leading formulations from the PISCES clinical study—the 10mcg dose of paclitaxel over approximately 30 days, formulation F4 of the PISCES trial, and the 30mcg dose of paclitaxel over approximately 30 days, formulation F5 of the PISCES trial. In March 2005, we announced six-month follow-up data from the first group of patients in the trial. A total of 176 lesions were treated in 145 patients using formulation F4 of the PISCES trial. At six-month follow-up, the in-stent binary restenosis rate was 3.4 percent, the in-stent late loss was 0.25mm, the in-segment binary restenosis rate was 4.8 percent and the in-segment late loss was 0.06mm. The TLR rate was 1.7 percent, and the MACE rate was 5.5 percent. At twelve-month follow-up, the TLR rate was 2.8 percent and the MACE rate was 7.6 percent. Angiographic data were not collected at twelve-month follow-up.

In October 2005, we announced six-month follow-up data from the second group of patients in the trial. A total of 145 lesions were treated in 137 patients using the CoStar stent formulated to release 30 mcg of paclitaxel over approximately 30 days. At six-month follow-up, the in-stent binary restenosis rate was 5.8 percent, the in-stent late loss was 0.36mm, the in-segment binary restenosis rate was 5.8 percent and the in-segment late loss was 0.19mm. The TLR rate was 3.4 percent and the MACE rate was 8.8 percent. In March 2006, we announced twelve-month follow-up data from the second group of patients in the trial. At twelve-month follow-up, the TLR rate was 3.4 percent and the MACE rate was 10.2 percent. Angiographic data were not collected at twelve-month follow-up.

Based in part on the data from the first group of patients in the EuroSTAR trial, our CoStar stent received CE Mark approval in the European Union in February 2006, and we have commercially launched our CoStar stent in the European Union through our distributor, Biotronik AG.

COSTAR II

Based on the results from the DepoStent, PISCES, SCEPTER, COSTAR I and EuroSTAR clinical studies, we submitted an IDE application to the FDA in the first quarter of 2005 for our U.S. pivotal clinical trial, COSTAR II, evaluating our CoStar stent. The COSTAR II trial is designed to enroll up to 1,700 patients at up to 85 sites. In

March 2005, we received conditional approval of our IDE application from the FDA to commence limited enrollment in the COSTAR II trial. The first patient was enrolled in the trial in May 2005. In December 2005, we received approval from the FDA to expand enrollment in our COSTAR II U.S. pivotal clinical trial to the full cohort of 1,700 patients and we completed enrollment of all 1,700 patients in April 2006.

The COSTAR II trial is a randomized, single-blind, non-inferiority study comparing our CoStar stent with Boston Scientific Corporation’s TAXUS™ Express2™ drug-eluting stent in the treatment of de novo lesions in patients with single or multi-vessel coronary artery disease. This trial is being conducted in 61 U.S. sites and eleven international sites. Patients were asymmetrically randomized between CoStar and the control stent with clinical follow-up at 30 days and eight months. In addition, a 350 patient subset will undergo follow-up angiography at nine months. If the clinical trial proceeds as scheduled and the outcome of this clinical trial is favorable, we anticipate submitting an application for marketing approval with the FDA in 2007 and, if FDA agrees that we have established the safety and effectiveness of our CoStar stent, receiving regulatory approval for our CoStar stent in the United States in late 2007 or early 2008. We could be delayed by adverse results or regulatory complications, and we may never achieve U.S. regulatory approval.

Pimecrolimus Trials

In March 2005, we signed an agreement with Novartis Pharma AG granting us the right to evaluate three Novartis pharmaceutical compounds—imatinib mesylate, pimecrolimus and a pre-commercial compound, midostaurin—for the potential development of a product combining a Novartis compound with our stents for the treatment of vascular diseases. Based on the terms of the agreement, each of the Novartis compounds was tested in combination with our cobalt chromium stent platform to evaluate its potential in treating restenosis and related vascular diseases. Based on the results of our pre-clinical studies, in March 2006, we exercised our option to obtain a worldwide, non-exclusive license from Novartis to develop, manufacture and commercialize products that use our vascular stent delivery systems, including our drug-eluting reservoir-based cobalt chromium stents, for the local delivery of pimecrolimus. Pimecrolimus is a cell-selective inhibitor of the production and release of pro-inflammatory cytokines. It is believed that inflammation is one of the key mechanisms in restenosis as well as other vascular inflammatory diseases such as unstable plaques. Pursuant to the terms of our agreement with Novartis, we are responsible for product development, including clinical testing, manufacturing and regulatory filings, and are obligated to pay Novartis licensing fees, milestone payments and royalties on any product sales. Novartis has collaborated with us and continues to collaborate with us on certain regulatory and technical issues. In May 2006, we initiated two pilot studies evaluating our cobalt chromium pimecrolimus-eluting coronary stent system, Corio, and our cobalt chromium pimecrolimus- and paclitaxel-eluting coronary stent system, SymBio.

GENESIS

The GENESIS trial is a prospective, randomized, multi-center, open label, three-arm, non-inferiority trial to compare the safety and effectiveness of the Corio and SymBio stents to the CoStar stent. The GENESIS trial is designed to enroll up to 375 patients at up to 25 sites in Europe and Israel. The primary end point for the GENESIS trial is in-stent late loss at six-month follow-up. Patients will be asymmetrically randomized among the three stents and will undergo clinical follow-up at 30 days and coronary angiography at six months, with clinical follow-up at 12 months and annually thereafter to five years. In addition, a 30-patient subset in each treatment arm will undergo IVUS evaluation at six months. We expect to complete enrollment in the trial in late 2006 or early 2007. If the trial proceeds as scheduled and the results are favorable, we expect to submit an application to a designated Notified Body in the European Union, which is one of the steps we must undertake prior to receiving a CE Mark for commercial marketing of the Corio and SymBio stents within European Union countries.

RAPID

The Reduced Anti-Platelet therapy with Pimecrolimus Drug-eluting stent, or RAPID, trial is a prospective, open label, multi-center registry designed to evaluate our Corio stent for safety and effectiveness. The RAPID trial is designed to enroll up to 150 patients at up to 15 sites in Brazil and Europe. The primary end point of the trial is in-stent late loss at six-month follow-up. Patients will undergo clinical follow-up at thirty days and coronary angiography at six months, with clinical follow-up at 12 and 24 months. In addition, a 50 patient subset will undergo IVUS evaluation at six months. The patients in the RAPID trial will receive only two months of anti-platelet therapy after implantation of the Corio stent, which will allow us to further assess whether use of anti-platelet therapy can be reduced without increasing the risk of late stent thrombosis. We expect to complete enrollment in the first quarter of 2007, and we expect the initial results of the trial to be available in 2007.

Pre-clinical Product Candidates

Absorbable Metal Stents

In September 2005, we entered into a feasibility agreement with Biotronik AG to evaluate a bioresorbable reservoir-based stent incorporating Biotronik’s absorbable metal to enable tailored drug release kinetics for the treatment of restenosis and other vascular disorders. We are continuing to evaluate the potential utility and effectiveness of this bioresorbable stent, and depending on the outcome of this evaluation, we may enter into a license and development agreement with Biotronik. We have not entered into a commercial agreement with Biotronik, and we, or Biotronik, may elect not to pursue such an agreement.

AMI

We are investigating the potential applicability of our stent technology to the treatment of AMI. We commenced pre-clinical studies of our AMI stent in November 2004. In treating AMI, the goal is to restore blood flow to the heart muscle as soon as possible. The methods currently used to treat AMI include the administration of drugs, such as thrombolytic agents, which work by breaking up the clot blocking the artery, as well as performing angioplasty and stent implantation at the site of the blockage to restore blood flow. However, the heart muscle is often permanently damaged even if these treatments are provided soon after an AMI occurs. We are evaluating a number of therapeutic agents which would be delivered through our stent technology to reduce the amount of permanent damage to the heart muscle after an AMI.

Other Product Development Initiatives

In the ordinary course of our business, we negotiate with biotechnology and pharmaceutical companies to in-license additional compounds for use in the treatment of restenosis and for other indications.

Distribution Arrangements

To penetrate interventional cardiology markets outside the United States, as appropriate, we have entered into the following distribution agreements with respect to the commercialization of our products. These agreements primarily encompass distribution of our CoStar stent, although the distributors also have the right to distribute our bare cobalt chromium stent. Currently, we do not intend to commercialize our bare cobalt chromium stent.

Biotronik AG

In May 2004, our wholly-owned subsidiary, Conor Medsystems Ireland Limited, entered into an agreement with Biotronik under which Biotronik is the exclusive distributor of the CoStar stent in a territory covering all countries of the world except the United States, Japan, Australia, New Zealand, Korea, Pakistan, Kenya, Sri Lanka, Bangladesh, Tanzania and India. Within this territory, Biotronik is responsible for promoting, marketing and selling our CoStar stent. However, we will continue to be responsible for obtaining and maintaining marketing approvals throughout the territory described above. In February 2006, our CoStar stent received CE Mark approval in the European Union, and we have commercially launched our CoStar stent in many of the countries in the European Union through Biotronik. Biotronik can require us to use best efforts to seek regulatory approval in additional countries in Biotronik’s territory. We will pay a portion of the costs associated with securing such additional regulatory approvals, and the remainder will be paid by Biotronik. Under the agreement, Biotronik purchases stents from us at a transfer price equal to a fixed percentage of Biotronik’s average invoiced selling price less certain amounts. Absent early termination for the reasons set forth below, the agreement with Biotronik will continue in force until December 31, 2007, at which point it will automatically renew for an additional year unless one of the parties objects. Either party may terminate the agreement if:

•	the other party commits an uncured material breach of the agreement;

•	the other party becomes insolvent or files for bankruptcy;

•	the other party engages in unethical business conduct;

•	a law or regulation renders performance of the contract unduly onerous;

•	a product distributed under the agreement infringes the intellectual property of a third party and curing such infringement is not commercially or technically feasible; or

•	either party undergoes a change of control event.

In addition, Biotronik can terminate the agreement if we discontinue manufacturing our CoStar stent, and we can terminate the agreement if Biotronik fails to satisfy certain obligations to diligently seek to commercialize our CoStar stent. In addition, we agreed to indemnify Biotronik in certain circumstances if our products infringe the proprietary rights of others.

St. Jude Medical

In November 2004, our wholly-owned subsidiary, Conor Medsystems Ireland Limited, entered into three related agreements with affiliates of St. Jude Medical, Inc. under which these entities agreed to be the exclusive distributors of our CoStar stent in Japan, Korea, New Zealand and Australia. Specifically, Getz Bros. Co., Ltd. agreed to be our exclusive distributor in Japan, St. Jude Medical Australia Pty. Ltd. agreed to be our exclusive distributor in Australia and New Zealand and St. Jude Medical (Hong Kong) Limited agreed to be our exclusive distributor in Korea. Within their respective territories, the St. Jude affiliates are responsible for promoting, marketing and selling our CoStar stent. In addition, the St. Jude affiliates are responsible for obtaining and maintaining any regulatory approvals in their respective territories, and these regulatory approvals are owned by the applicable affiliate. Under certain circumstances, including early termination of the agreements, we have the right to require that all regulatory approvals owned by the St. Jude affiliates be transferred to us in exchange for a one-time fee.

With respect to CoStar stents to be sold in Japan, Getz will purchase the stents from us at a transfer price equal to a fixed percentage of the reimbursement rate for drug-eluting stents that is published by the Japanese government. The transfer price for CoStar stents to be sold by the two other St. Jude affiliates are equal to a fixed percentage of the average selling price of our CoStar stent in the relevant territory.

Absent early termination for the reasons described below, all three agreements will continue in force for four years following the date on which the Japanese government approves our CoStar stent for reimbursement, at which point each agreement will automatically renew for an additional three years unless the respective affiliate has not met certain minimum purchase obligations under the agreement. Either party may terminate the agreement if the other party commits an uncured material breach of the agreement or if the other party becomes insolvent or files for bankruptcy. We may terminate all of the agreements if we or St. Jude undergo a change of control. In addition, if one of the St. Jude affiliates undergoes a change of control, we may terminate the agreement with that affiliate, unless the affiliate is Getz, in which case we may terminate all of the agreements. In order to exercise our termination rights under any of these change of control scenarios, we will need to pay a one-time fee. We have agreed to indemnify each of the St. Jude affiliates under certain circumstances if our products infringe the proprietary rights of others.

Interventional Technologies

In April 2006, our wholly-owned subsidiary, Conor Medsystems Ireland Limited, entered into an agreement with Interventional Technologies Limited, or IVT, under which IVT is the exclusive distributor of our CoStar stent in India, Pakistan, Bangladesh, Sri Lanka, Kenya and Tanzania. Within this territory, IVT is responsible for promoting, marketing and selling our CoStar stent. In addition, IVT agreed to purchase units of our CoStar stent at a fixed, per-unit price and certain quarterly minimum amounts. Conor Medsystems Ireland Limited also agreed to pay to IVT up to a specified amount for certain fees, costs and expenses related to or derived from conducting clinical trials, studies or registries. Absent early termination for the reasons set forth below, the agreement will continue in force until December 31, 2008 and can be renewed for additional one year term, subject to the mutual written agreement of the parties. Either party may terminate the agreement if the other party commits an uncured material breach of the agreement or if the other party becomes insolvent or files for bankruptcy. In addition, Conor Medsystems Ireland Limited can terminate the agreement at any time, subject to advance written notice to IVT, and Conor Medsystems Ireland Limited can terminate the agreement immediately if IVT undergoes a change of control event. This agreement supersedes and replaces the agreement entered into with IVT in July 2004.

Manufacturing and Raw Materials

We have a facility in Menlo Park, California for our headquarters, as the base for our regulatory, research and development activities, and for manufacturing for potential commercialization in the U.S. market. We also have a facility in Athlone, Ireland for manufacturing for our clinical trials and commercialization. Our facilities are required to meet regulatory standards applicable to the manufacture of products for clinical use and commercial sale. We also intend to develop commercial-scale manufacturing facilities in the United States.

We have developed proprietary automated drug-loading systems that allow therapeutic agents to be loaded into stents quickly and precisely. In this system, a number of stents are placed in an automated loading machine, and the precise locations of the individual holes on each stent are mapped by a high-speed computer vision system. The drug-polymer composition is then loaded into the drug reservoirs using a precision-guided jetting technology. Stents manufactured using this process reach a level of uniformity that we believe to be unmatched by conventional surface-coated drug-eluting stents.

We purchase many of the materials and components used in manufacturing our CoStar stent, some of which are custom made. Certain supplies are purchased from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. Agreements with certain of our suppliers can be terminated by either party upon short notice, and only our supplier of laser-cut stents and our supplier of catheters have agreed to maintain a guaranteed level of production capacity based on our demand forecasts. Our agreement with our supplier of laser-cut stents terminates in July 2007, and our agreement with our supplier of catheters terminates in November 2006. Both agreements will terminate earlier in the event of our material breach that remains uncured. We cannot quickly establish additional or replacement suppliers for certain components or materials, largely due to the FDA approval process and the complex nature of the manufacturing processes employed by our suppliers. Production issues, including capacity constraints affecting our facilities or those of our suppliers can affect our ability to bring new or existing products to market.

Competition

The medical device, biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products, designs and processes. We face competition from many different sources, including commercial medical device, pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Due to the high demand for new stent technology, research is intense and new treatments are being sought out and developed continuously by our competitors.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

There are a number of companies developing or marketing treatments for restenosis that are directly competitive with our technology. In particular, Boston Scientific Corporation has developed a paclitaxel-eluting stent, the TAXUS™ Express2™ stent, which is marketed in the United States, Europe and other international markets and the TAXUS™ Liberte™ stent which is marketed in Europe and other international markets. Johnson & Johnson has developed a stent coated with rapamycin, the CYPHER™ stent, which is marketed in the United States and Europe. Guidant Corporation has developed an everolimus-eluting stent, the Xience™ V stent, which has received regulatory approval but is not yet marketed in Europe (Guidant is now owned by Boston Scientific and Guidant’s vascular and endovascular businesses were acquired by Abbott). Medtronic Inc. has developed a drug-eluting stent, the Endeavor™ stent, which is marketed in Europe and other international markets. In addition, Biosensors International Group, Ltd.’s Netherlands-based subsidiary, Occam International B.V., and Sorin Biomedica S.p.A. have also commercially launched drug-eluting stents in Europe. The TAXUS™ Express2™ stent and the CYPHER™ stent are currently the only FDA approved drug-eluting stents in the United States. In addition, Abbott Laboratories is also developing a drug-eluting stent. Many of these companies claim that their drug-eluting stents provide the ability to control release kinetics.

Successful clinical results, regulatory review and commercialization of any of these competing technologies could have a material adverse impact on our business. In addition, other companies are developing various other technologies for the reduction or treatment of restenosis, as well as other technologies for treating cardiovascular disease in general, which will compete with our stent platform should these products be approved for commercialization.

Patents and Proprietary Rights

Overview

Intellectual property rights, including in particular patent rights, play a critical role in the drug-eluting stent sector of the medical device industry, and therefore in our business. Patents represent rights granted to the patent owner by the government of a particular country to exclude third parties from practicing an invention in that country. The invention may be a particular product, for example a stent, or a method for accomplishing an objective, such as a method to use a stent to treat restenosis, or a method to manufacture a stent. A patent typically consists of several “claims” that set out the boundaries of the inventive subject matter that a patent holder can prevent others from making, using, selling or offering to sell for the lifetime of the patent.

A patent owner generally may exclude third parties from commercializing a product that infringes at least one claim of the patent. Whether a product or its use infringes a patent claim is highly fact-specific and sometimes not apparent from the literal words of the claim. Parties involved in a patent dispute may not be able to predict with certainty whether a court will conclude that a product infringes a patent claim until the court interprets the claim. This uncertainty can be heightened in the United States by the doctrine of equivalents. Under this doctrine, a product that does not infringe the literal words of a patent claim may nevertheless be found to infringe the patent if, for example, it performs substantially the same function in substantially the same way to achieve substantially the same result as the invention to which the claim is directed.

In order for a patent to be enforceable by its owner, it must be valid. To be valid, the claims must satisfy the criteria established by the issuing government for granting a patent. The patent claim must describe something that is new, or “novel.” In addition, in the United States and some other countries, a claim for an invention is not patentable if, at the time the invention arose, it would have been “obvious” to an ordinary worker in that field. Whether a patent claim is novel and nonobvious is tested by comparison to the “prior art,” which is a term that refers to the total state of technology at the time of filing the patent application, which in general in the United States includes, among other things, publications in any language in any country, publicly available patent filings, public use in the United States, and offers for sale or sales.

In the United States, patents are issued by the U.S. Patent and Trademark Office, which we refer to as the U.S. Patent Office. In the United States, federal courts or the U.S. Patent Office may subsequently decide that one or more claims contained in a patent are invalid, rendering those claims unenforceable against third parties. In the courts of the United States, issued patents have a presumption of validity and the party challenging the validity of a patent claim has the burden of proof, which can only be satisfied by clear and convincing evidence. By contrast, in a patent litigation the patent owner need only prove infringement by the “preponderance of the evidence” standard that is generally applicable in civil litigation.

If an issued patent is infringed by a third party and the relevant claims are found to be valid and enforceable, the patent owner can seek damages for infringement that has occurred up to the time of such a finding. In the United States, if the infringing third party is determined to have infringed the patent willfully, the patent owner may also be entitled to increased damages (up to three times actual damages) and, potentially, attorneys’ fees. Whether or not infringement is determined to be willful, the court may enjoin, or prevent, the infringer from engaging in further infringing activity or otherwise set forth the conditions for the continued use of the patented technology. The patent owner in general has no obligation to make a license available on reasonable terms or at all. However, upon finding a claim valid and infringed, a court, in its discretion based on the evidence presented, may determine that the infringing product is so important to the public that the public’s interest is not served by excluding the product from the market. In such a case, the court will allow the product to remain on the market and require that the infringer pay equitable compensation to the patent owner.

Patents are issued and enforced on a country-by-country basis. In the European Union, there is a centralized process for seeking patents at the European Patent Office, or the EPO, although patents, once issued, are enforced on a country-by-country basis. In addition, once a patent is issued through the EPO centralized process, it can be challenged at the EPO by third parties in a proceeding known as an opposition. During the pendency of an opposition proceeding, the owner of the patent can still seek to enforce the patent on a country-by-country basis against purported infringers, although the courts of a given country may choose to stay, or suspend, the enforcement action pending resolution of the EPO opposition proceeding. As an alternative, parties affected by patents can file invalidation proceedings directly in a selected country, and the country will thereafter independently determine whether to wait for a decision on the EPO opposition (including any appeals that may be taken) or commence deciding the validity of the patent claims under the law of that country notwithstanding the EPO opposition process.

Our Patents and Proprietary Rights

We rely on intellectual property rights for the protection of our stent structures, catheters, drug delivery technologies and methods of manufacturing our CoStar stent and plan to rely on these rights to protect any other products that we may develop. We own a number of issued patents and pending patent applications in the United States and foreign countries and plan to file additional patent applications on inventions that are important to our business and that we believe are patentable.

As of June 10, 2006, we held 11 U.S. and 11 foreign patents, and had 76 pending U.S. and 154 pending foreign patent applications (which include 17 international Patent Cooperation Treaty, or PCT, applications and 137 foreign national applications). The U.S. patents that are related to our CoStar, Corio and SymBio stents are:

•	U.S. Patent No. 6,241,762, entitled “Expandable Medical Device with Ductile Hinges,” which expires in 2018;

•	U.S. Patent No. 6,562,065, entitled “Expandable Medical Device with Beneficial Agent Delivery Mechanism,” which expires in 2018;

•	U.S. Patent No. 6,293,967, entitled “Expandable Medical Device with Ductile Hinges,” which expires in 2018;

•	U.S. Patent No. 6,527,799, entitled “Expandable Medical Device with Ductile Hinges,” which expires in 2018;

•	U.S. Patent No. 6,764,507, entitled “Expandable Medical Device with Improved Spatial Distribution,” which expires in 2020;

•	U.S. Patent No. 6,964,680, entitled “Expandable Medical Device with Tapered Hinge,” which expires in 2022;

•	U.S. Patent No. 7,056,338, entitled “Therapeutic Agent Delivery Device with Controlled Therapeutic Agent Release Rates,” which expires in 2023; and

•	U.S. Design Patent Nos. D516,723 and D523,558, entitled “Stent Wall Structure,” which expire in 2020.

Applications for patents corresponding to the subject matter of U.S. Patent No. 6,241,762 have been filed in Europe, Israel, Japan, Korea, Australia and Canada. Patents, if issued on these pending foreign applications, will expire in 2018.

The other U.S. and foreign patent applications in our patent portfolio are directed generally to inventions relating to stent structures, catheters, drug delivery technologies, methods of manufacturing our stents and other products that we may develop.

To date, our patents have not been challenged by a third party, and we do not know whether, if challenged, they will be found to be valid and enforceable or how broadly the claims would be interpreted. As a result, we do not know how much practical protection our patent rights will afford us.

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. To protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, and other third parties. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Third-Party Patent Rights

The medical device industry in general and the stent sector of this industry in particular, are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued to third parties that may relate to aspects of our business, including the design and manufacture of bare metal stents or drug-eluting stents as well as the use of catheters to place stents. The owners of each of these patents could assert, with or without merit, that the manufacture, use, offer for sale or sale of our CoStar stent infringes one or more claims of their patents. Each of these patents contains multiple claims, any one of which may be independently asserted against us, with or without merit. Many of the patents discussed below also have foreign equivalent patents in a number of other countries with claims of different scope which can be interpreted differently depending on the laws of the particular country.

The patent expiration dates indicated below assume that the indicated patents are not invalidated or extended prior to their scheduled expiration dates. Many of the patents discussed below have one or more equivalent foreign or U.S. issued patents or related pending applications (in addition to any described in the summary below) which may vary in expiration date.

The fact that we list a patent below as a potential risk to us does not mean that we consider the patent either valid or enforceable or that a court would conclude that we infringe the patent. However, it may be determined by a court or otherwise that patents that have been issued or are issued in the future to third parties contain one or more valid claims that we infringe. There may be additional patents we are not aware of that relate to aspects of our technology that will materially and adversely affect our business. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business.

Use of Paclitaxel to Treat Restenosis

Our CoStar stent incorporates the antiproliferative drug paclitaxel as a therapeutic for restenosis. Angiotech has asserted during patent prosecution that the treatment of restenosis can also be categorized as the treatment of stenosis or angiogenesis. We do not believe that restenosis is an angiogenesis driven disease. We are aware of a number of U.S. patents with claims that are directed to either (i) the use of paclitaxel to treat angiogenesis, stenosis or restenosis generally, regardless of how the paclitaxel is administered or (ii) a stent that includes paclitaxel in a polymer or the use of such a stent to treat angiogenesis, stenosis or restenosis.

Boston Scientific purchased from NeoRx Corporation a series of patents, referred to as the “Kunz” patents, which relate to the use of paclitaxel to treat restenosis generally and also via a stent, including, without limitation, U.S. Patent Nos. 5,733,925, 5,811,447, 6,074,659, 6,171,609, 6,268,390, 6,306,421, 6,515,009, 6,599,928 and 6,663,881. There are other Kunz U.S. and foreign patent applications pending. Three Kunz patents, U.S. Patent No. 6,171,609, with a claim directed to a stent with a cytoskeletal inhibitor effective to inhibit stenosis or reduce restenosis following the placement of a stent, U.S. Patent No. 6,599,928, with claims directed to a method for maintaining vessel luminal area that includes inserting a stent that has a cytostatic agent that does not exhibit substantial cytotoxicity to reduce restenosis, and U.S. Patent No. 6,515,009 with claims directed to methods for maintaining vessel luminal area by administering dosage forms of a cytostatic amount of a cytoskeletal inhibitor which does not exhibit substantial cytotoxicity, have been asserted by Boston Scientific and Boston Scientific Scimed, Inc., or Scimed, a subsidiary of Boston Scientific, against Johnson & Johnson and Cordis in Federal District Court in Delaware. On March 11, 2005, the Federal District Court in Delaware dismissed all claims relating to the patents by Boston Scientific without the right to bring the claims in the future, and dismissed all counterclaims by Johnson & Johnson, Cordis and Guidant with the right to assert the counterclaims in the future. Another case brought by Scimed against Johnson & Johnson, Cordis and Guidant on U.S. Patent No. 6,251,920 (the “Grainger” patent) which is related to the Kunz patents is still pending. The Kunz patents expire between 2011 and 2020.

Angiotech Pharmaceuticals, Inc. is the owner of a family of patents, sometimes referred to as the “Hunter” patents, U.S. Patent Nos. 5,716,981 and 6,544,544 and EP 0 706 376 and EP 1 155 690 (the “EP” designation indicates a patent issued by the European Patent Office), and has licensed from the U.S. government a family of other patents, sometimes referred to as the “Kinsella” patents, U.S. Patent Nos. 5,616,608, 6,429,232 and 6,403,635 and EP 0 711 158 and EP 1 118 325, that relate to the use of paclitaxel-coated stents to treat angiogenesis and restenosis (together referred to as the “Angiotech” patents). There are other Hunter and Kinsella patents and patent applications pending in the United States and in foreign countries. We understand that, in 1997, Angiotech granted co-exclusive sublicenses to Boston Scientific Corporation and Cook Inc. in the Angiotech patents. We also understand that this license has been converted to an exclusive license in the coronary vascular field of use to Boston Scientific and that Boston Scientific has obtained the right to sublicense the Angiotech patents. The Angiotech patents expire between 2013 and 2015.

EP 0 706 376 B1, one of the Hunter patents, was granted in May 1997 to Angiotech and was initially opposed at the EPO by five parties in a proceeding that commenced in March 1998. The Opposition Division of the EPO issued a decision in August 2000 that revoked the patent based on the unpatentability of a claim directed to the use of paclitaxel generally (without the reference to administration via a stent) to treat angiogenesis over certain prior art references, most notably PCT publication WO 93/11120 filed by Kopia, that generally described in June 1993 that paclitaxel is an antiproliferative that is useful in the treatment of restenosis. Angiotech appealed the decision of the Opposition Division to the European Technical Boards of Appeal. In a decision dated April 25, 2003, the European Technical Boards of Appeal sent the proceeding back to the Opposition Division for further consideration of the claims directed to a stent coated with a polymeric material that includes paclitaxel. On March 19, 2005, the Opposition Division rendered a decision allowing certain claims to a stent coated with paclitaxel or its analog or derivative and a polymer. If these proceedings are considered final, we may be required to challenge the validity in each European country designated as covered by EP 0 706 376 B1 in which we seek to commercialize our CoStar stent and are sued on this patent. We filed a Notice of Intervention on April 28, 2005 and Sahajanand Medical Technologies, Inc., or SMT, filed a Notice of Intervention on June 17, 2005 seeking to become a party to an appeal of this decision. On November 18, 2005, the European Technical Board of Appeals gave a provisional non-binding opinion that the appeal is inadmissible. We appealed the decision of the European Technical Board of Appeals. An oral hearing has been scheduled for November 28, 2006 by the European Technical Board of Appeals to address this appeal.

On February 1, 2005, Angiotech Pharmaceuticals, Inc. and Boston Scientific Corporation (as Angiotech’s licensee) initiated legal proceedings against us in the District Court in the Hague, Netherlands, seeking: a declaration that our CoStar stent infringes EP 0 706 376 B1 in the Netherlands and other countries designated in EP 0 706 376 B1; an order that we and our affiliates cease any infringement of EP 0 706 376 B1 in the Netherlands and other designated European countries; an order that we not use our CE marketing approval, if obtained by us, for three years or for a period of time which the District Court deems appropriate and/or at the choice of Boston Scientific and Angiotech; an order requiring us to withdraw all information and documentation concerning the clinical trials we have conducted in the Netherlands from all relevant regulatory authorities worldwide; an order requiring us to pay 2,460 euros per sale of our CoStar stent in Europe or, at the choice of Boston Scientific and Angiotech, 2,460 euros per day that we do not comply; an order that we indemnify Boston Scientific and Angiotech or surrender our profit on sales of our CoStar stent in countries covered by EP 0 706 376 B1; and an order that we pay the costs of the proceedings. We intend to vigorously defend ourselves in this proceeding. If we do not succeed in either invalidating EP 0 706 376 B1 or in establishing that the patent is not infringed by our CoStar stent, we will not be able to commercialize our CoStar stent in the Netherlands and we may not be able to commercialize our CoStar stent in other European countries designated in EP 0 706 376 B1 without a license from Boston Scientific, which may not be available to us on acceptable terms, or at all. A trial on the merits in this proceeding is currently scheduled for June 8, 2007. We are unable to predict the outcome of these proceedings.

On October 26, 2005, we initiated nullity proceedings against Angiotech and the University of British Columbia in the District Court in The Hague, Netherlands seeking revocation of EP 0 706 376 B1. The Court has added Boston Scientific as a defendant to this action at Boston Scientific’s request. This patent is the subject of the legal proceedings asserted against us in the Netherlands by Boston Scientific and Angiotech. Angiotech has counterclaimed for infringement of the patent. It is unclear whether this counterclaim will be heard in this action, given the earlier pending infringement action brought by Angiotech on the same subject matter. We are claiming that the patent is invalid based on prior art, the claims are not enabled by the patent specification, and other grounds. A trial on the merits in these proceedings is scheduled for October 27, 2006. We are unable to predict the outcome of these proceedings.

The Hunter patent EP 0 706 376 B1 is also at issue in other litigation in the Netherlands. For example, on January 27, 2006 a judge in the District Court in The Hague, Netherlands found that the coated paclitaxel-eluting stent developed by Biosensors International Group, Limited did not infringe the Hunter patent in the Netherlands and denied Angiotech and Boston Scientific a preliminary injunction. On May 3, 2006, the District Court of The Hague, Netherlands handed down its judgment in the legal proceedings initiated by Boston Scientific and Angiotech against SMT, ruling that the Hunter patent is valid, and that the SMT stent infringes the patent. This ruling may adversely affect our proceedings in the Netherlands.

On February 18, 2005, we initiated proceedings against Angiotech and the University of British Columbia in the High Court of Justice in the United Kingdom requesting that the court invalidate EP 0 706 376 B1 based on the grounds that all claims of the patent either lack novelty or are obvious in light of the state of scientific knowledge at the priority date of the patent. The trial for this proceeding began on October 4, 2005 and the High

Court heard the parties’ closing arguments in mid-December. On February 24, 2006, the High Court of Justice rendered its decision that EP 0 706 376 B1 is invalid based on the grounds that the patent was obvious in light of the state of scientific knowledge at the priority date of the patent. Angiotech appealed the decision to the U.K. Court of Appeals. The appeal is scheduled to be heard from December 11 through 13, 2006. We are unable to predict the outcome of the appellate proceedings.

On March 31, 2005, we filed an Application to Revoke Australian Patent Nos. 728873, 771815 and 693797 owned by Angiotech Pharmaceuticals and University of British Columbia in the Federal Court of Australia (Victoria District Registry), on the basis, among others, that the patents are invalid in light of the state of scientific knowledge as of the priority date of the patents and that they are not enabled for the claimed subject matter. We have also asserted that the patents are invalid because both Angiotech and the University of British Colombia are designated as owners of the patent, whereas in the United States on correspondingly similar claims, Angiotech is designated as the sole owner. On February 2, 2006, the Federal Court issued an order allowing us to proceed with our claim of invalidity on the basis that the University of British Colombia is not entitled to patents. Angiotech and the University of British Colombia have appealed the order. A hearing on the appeal was heard on May 17 and 18, 2006, and a written decision is expected this year. If the court rules that it is appropriate to continue to trial given the decision on entitlement, the trial will begin on February 12, 2007. If the Federal Court determines that the University of British Colombia is not entitled to patents, the patents may be revoked in a final decision. We are unable to predict the outcome of these proceedings. We are not currently conducting clinical trials in Australia on our CoStar stent, but we may seek to commercialize our CoStar stent in Australia in the future. If the Federal Court of Australia rules that these Australian patents are valid, then we may in the future need to litigate whether we infringe any of the valid claims. If we are found to infringe one or more valid claims, then we may not be able to commercialize our CoStar stent in Australia without a license from Boston Scientific, which may not be available to us on acceptable terms, or at all.

EP 0 711 158 B1, one of the Kinsella et al. patents, was granted in October 2003 to the U.S. government (and also licensed to Angiotech) with claims relating to a drug delivery system for local delivery of paclitaxel, which can be via a stent, as well as claims to the use of paclitaxel to reduce or prevent the development of atherosclerosis. EP 1 155 690 B1, one of the Hunter patents, was granted in September 2004 and claims a stent formed of a sleeve or mesh which includes an anti-angiogenic factor and a polymer. EP 0 809 515 B1, one of the Kunz patents, was granted in March 2004 and claims a stent with a matrix and a coating of a cytoskeletal inhibitor. Prior to the expiration of the opposition periods, we filed oppositions against these Kinsella, Hunter and Kunz claims based in part on prior disclosure of local delivery of paclitaxel and/or use of paclitaxel in treatment of atherosclerosis and restenosis in multiple prior art references. We are unable to predict the outcome of these proceedings.

Use of Rapamycin to Treat Restenosis

Johnson & Johnson, either itself or through its subsidiary, Cordis Corporation, owns or licenses a number of patents in the stent area, including the “Wright,” “Morris” and “Falotico” patents relating to stents containing rapamycin or its analogs in a therapeutically beneficial amount to combat restenosis, including, without limitation, U.S. Patent Nos. 6,273,913, 6,585,764, 6,808,536, 5,516,781, 5,563,146, 5,665,728 and 6,776,796. The holders of these patents may allege, with or without merit, that our pimecrolimus-eluting stents infringe these patents.

Stent Structure

We are aware of a large number of U.S. patents issued to third parties relating to stent design. Because of the large number of patents in this field, it is particularly difficult to identify those patents that could materially and adversely affect our business.

On November 8, 2005, Boston Scientific and Boston Scientific Scimed, Inc., or Scimed, initiated legal proceedings against us in the District Court for the District of Delaware seeking a judgment, among other things, that our CoStar stent infringes U.S. Patent No. 5,922,021, one of the Jang patents purportedly assigned to Scimed. In the suit, Boston Scientific and Scimed are also seeking orders, among other things, that we have infringed the patent, preventing us from commercializing our CoStar stent in the United States, requiring us to pay damages, adjudging that our infringement was willful and trebling all damages awarded and requiring us to pay attorney fees, costs and expenses. In January 2006 we filed a motion to stay the proceedings, which is currently pending. No trial date has been set for these proceedings. We are unable to predict the outcome of these proceedings.

Johnson & Johnson, either itself or through a subsidiary such as Cordis Corporation, owns or licenses a number of patents covering stent structures, including the “Schatz” and “Palmaz” patents which are owned by Cordis including, without limitation, U.S. Patent Nos. 4,733,665, 4,776,337, 4,739,762, 5,102,417 and 5,902,332 related to balloon expandable stents, and the “Fischell” and “Gray” patents pertaining to stent design, including, without limitation, U.S. Patent Nos. 5,879,370, 5,895,406, 5,938,682, 5,980,553, 6,086,604, 6,162,243, 6,547,817 and 6,716,240 The Palmaz and Schatz patents expire in 2005, 2009 and 2016. The Fischell and Gray patents expire in 2014 and 2016.

U.S. Patent No. 6,783,543, also one of the Jang patents purportedly assigned to Scimed, relates to an expandable stent with a plurality of cavities which are micro-holes or micro-slits that extend from the outer surface through the inner surface and which act as reservoirs for a substance. The patent expires in 2021.

We are aware of EP 1 261 297 to de Scheerder et al., owned by Scimed, with claims directed to a device having reservoirs for containing a therapeutic agent formed by perforating holes, where the device, including the perforating holes has been electrochemically polished. This patent expires in 2020.

U.S. Patent No. 6,120,536, a “Ding” patent, is owned by Boston Scientific and relates to a coated stent structure. The “Ding” patent expires in 2015.

Advanced Cardiovascular Systems, Inc., a subsidiary of Guidant, previously owned and controlled, and as a result of the recent acquisition of Guidant by Boston Scientific, Abbott now controls, a series of patents known as the “Lau” patents, including, but not limited to, U.S. Patent Nos. 5,421,955, 5,514,154, 6,066,167, 6,309,412, 6,432,133, 6,485,511, 6,596,022 and 6,689,159. The Lau patents claim stent structures including cylindrical elements and interconnecting elements. The Lau patents have been involved in a number of litigations, and the patents expire between 2011 and 2013.

Medinol, Ltd. owns a large number of U.S. patents known as the “Israel,” “Richter” and “Pinchasik” patents, directed to stent designs, including U.S. Patent Nos. 5,449,373, 5,733,303, 5,843,120, 5,972,018, 5, 980,552, 6,059,811, 6,443,982, 6,461,381, 6,464,722, 6,508,834, 6,589,276, 6,635,084 and 6,875,228. The Medinol patents have been involved in a number of litigations. For example, Medinol sued Johnson and Johnson in a patent infringement action involving some but not all of the claims of U.S. Patent Nos. 5,733,303, 5,843,120 and 5,972,018. In January 2004, the U.S. Court of Appeals for the Federal Circuit held that most of the asserted claims were invalid as obvious, but that claim 13 of the ‘120 patent directed to a particular stent design was valid and infringed. Medinol is also involved in litigation or arbitration proceedings with Guidant and Boston Scientific based on these patents. In addition, Boston Scientific and others have asserted numerous oppositions to granted Medinol patents in Europe.

Three patents issued to Sorin Biomedica Cardio S.p.A., U.S. Patent Nos. 6,309,414, 6,565,602 and 6,616,690, generally relate to expandable stents for supporting the wall of the lumen of a vessel. The Sorin patents expire in 2017.

We are aware of U.S. Patent No. 6,656,162 to Santini, Jr., et al., owned by MicroCHIPS, Inc., with claims directed to a device for the controlled release of one or more drugs that include an implantable stent; at least two reservoirs in the stent and a release system contained in each of the at least two reservoirs, wherein the release system includes one or more drugs for release. The patent expires in 2020. We have filed an application with the U.S. Patent Office which reserves our right to provoke an interference with this patent.

Stent Delivery Catheters

In order to deliver a stent, a physician must use a catheter designed for stent delivery. Consequently, we plan to commercialize our CoStar stent in combination with a delivery catheter of our design. In particular, we are currently in clinical trials in the United States with a delivery catheter of a type referred to as a “rapid exchange” catheter, and are conducting research on the use of a number of other types of delivery catheter designs. We are aware of a number of patents relating to the design and use of catheters, including rapid exchange catheters that have been issued to third parties.

One family of patents, termed the “Lau” patents, U.S. Patent Nos. 6,488,694 and 6,527,789, directed to a rapid exchange catheter to deliver a stent, was previously owned or controlled by Advanced Cardiovascular Systems, a subsidiary of Guidant, and as a result of the recent acquisition of Guidant by Boston Scientific, is now controlled by Abbott. The Lau patents expire in 2011.

Another family of patents, termed the “Yock” patents, including, without limitation, U.S. Patent Nos. 5,040,548, 5,061,273, 5,451,233, 5,749,888, 6,036,715 and 6,575,993, directed to a type of design of a rapid exchange catheter, was previously owned or controlled by Advanced Cardiovascular Systems, a subsidiary of Guidant, and as a result of the recent acquisition of Guidant by Boston Scientific, is now controlled by Abbott. The Yock patents expire in 2006, 2008 and 2015.

Another patent, termed the “Bonzel” patent relating to a rapid exchange catheter, U.S. Patent No. 4,762,129, is owned by Boston Scientific. The Bonzel patent relating to a rapid exchange catheter expired in 2005.

A family of patents, termed the “Pinchuk” patents owned by Cordis, including U.S. Patent Nos. 4,906,244, 5,108,415, 5,156,612, 5,236,659, 5,304,197, 5,356,591, 5,449,371, 5,738,653, 6,110,142, 6,500,146 and 6,500,148 relate to dilation catheters with balloons formed of nylon or similar high strength materials. The Pinchuk patents expire between 2008 and 2010.

Schneider (Europe) GmbH, or Schneider, a part of the Boston Scientific group of companies, owns the “Kastenhofer” patents which disclose and claim a coextruded inner lumen to be used in a balloon catheter that has an outer layer of polyamide and an inner layer of polyethylene, including EP 0 650 740 B1, U.S. Patent Nos. 5,843,032, 5,961,765, 6,027,477, 6,471,673 and 6,960,187. The Kastenhofer patents expire in 2014. On May 4, 2006, Schneider initiated legal proceedings against Conor Medsystems Ireland Limited, or Conor Limited, our wholly-owned subsidiary, in the High Court of Ireland alleging that our CoStar stent infringes the EP 0 650 740 B1 patent owned by Schneider. According to the summons filed in the High Court, Schneider is seeking, among other things, damages or an accounting of profit, costs and an injunction restraining Conor Ireland from making, offering, putting on the market or stocking our CoStar stent or any other products that infringe Schneider’s patent. Schneider is also seeking an order requiring Conor Ireland to deliver all CoStar stents. No trial date has been set for these proceedings.

Cordis owns a family of patents known as the “Fontirroche” patents relating to catheter design, including, without limitation, U.S. Patent Nos. 5,538,510, 5,820,594 and 5,824,173. These patents expire in 2014.

Boston Scientific owns a family of patents known as the “Keith” patents relating to balloon dilation catheters, including, without limitation, U.S. Patent Nos. 5,156,594, 5,217,482 and 5,395,334, and the “Euteneuer” patents which relate to catheter balloons, including, without limitation U.S. Patent Nos. 5,147,302 and 5,342,307. The Keith and Euteneuer patents expire in 2009, 2010, 2011 and 2012. Another family of Euteneuer patents owned by Boston Scientific relates to balloon catheter constructions with transition members including, without limitation, U.S. Patent Nos. 5,425,711, 5,567,203, 5,658,251, 5,702,364, 5,720,724, 6,004,291 and 6,733,487. These patents expire in 2010, 2012, 2013 and 2014.

Advanced Cardiovascular Systems, a subsidiary of Guidant, previously owned and controlled, and as a result of the recent acquisition of Guidant by Boston Scientific, Abbott now controls the “Sirhan” patents relating to catheter structure, including, without limitation, U.S. Patent No. 5,496,275, which expires in 2013.

Medtronic AVE, Inc. owns or controls a number of patents known as the “Enger” patents relating to balloon dilatation catheters, including, without limitation, U.S. Patent 5,728,067, 5,980,486 and 6,129,708, which expire in 2009 and 2016.

Medtronic AVE, Inc. also owns a number of patents known as the “Fitzmaurice” patents directed to reinforced rapid exchange catheters, including, without limitation, U.S. Patent Nos. 6,190,358 and 6,605,057, which expire in 2015, as well as the “Anderson” patents relating to dilatation balloons, including, without limitation, U.S. Patent Nos. 6,210,364 and 6,283,939, which expire in 2012.

Boston Scientific owns the “Forman” patents relating to balloon laser welding, including, without limitation, U.S. Patent Nos. 5,501,759 and 5,267,959, which expire in 2011 and 2013.

Method of Manufacturing Stents

We are aware of two patents, U.S. Patent Nos. 6,616,765 and 6,395,326, that were previously owned or controlled by Advanced Cardiovascular Systems, a subsidiary of Guidant, and as a result of the recent acquisition of Guidant by Boston Scientific, are now controlled by Abbott, directed to the application of a material to a stent, and which are referred to as the “Castro” patents. The Castro patents expire in 2020.

Advanced Cardiovascular Systems, a subsidiary of Guidant, previously owned and controlled, and as a result of the recent acquisition of Guidant by Boston Scientific, Abbott now controls, the “Saunders” patents directed to methods of laser cutting, including, without limitation, U.S. Patent Nos. 5,759,192, 5,780,807, 6,131,266 and 6,369,355, which expire in 2014.

Spectralytics, Inc. owns patents known as the “Gustafson” patents relating to methods of laser cutting stents, including, without limitation, U.S. Patent Nos. 5,852,277 and 6,114,653, which expire in 2016.

Boston Scientific owns patents known as the “Zhong” patents directed to methods for coating stents, including, without limitation, U.S. Patent No. 7,037,552 which expires in 2021.

Consequences of Infringement

All of the major companies in the stent and related markets, including Boston Scientific Corporation, Johnson & Johnson, Guidant Corporation and Medtronic, have been repeatedly involved in patent litigation relating to stents since at least 1997. As described above, Angiotech and Boston Scientific have initiated legal proceedings against us in the Netherlands seeking a declaration that our CoStar stent infringes Angiotech’s EP 0 706 376 B1 and seeking various orders preventing us from commercializing our CoStar stent in certain European countries, and requiring us, among other things, to pay damages. Also, on November 8, 2005, Boston Scientific and Boston Scientific Scimed, Inc., or Scimed, initiated legal proceedings against us in the District Court for the District of Delaware seeking a judgment, among other things, that our CoStar stent infringes U.S. Patent No. 5,922,021, one of the Jang patents purportedly assigned to Scimed. In the suit, Boston Scientific and Scimed are seeking orders, among other things, preventing us from commercializing our CoStar stent in the United States and requiring us to pay damages. In addition, we have initiated legal proceedings in the United Kingdom, the Netherlands and in Australia seeking to revoke or invalidate certain of Angiotech’s Hunter patents. Based on litigations against us to date, the fact that we may pose a competitive threat to large and well-capitalized companies who own or control patents relating to stents and their use, manufacture and delivery, and the prolific litigation that has occurred in the stent industry, we believe that it is highly likely that additional patent infringement claims will be asserted against us with respect to the manufacture, use, offer for sale or sale of our CoStar stent based on one or more of these or other patents. It is not unlikely that another lawsuit asserting patent infringement and related claims will be filed against us prior to the completion of this offering, and it is possible that another lawsuit may have already been filed against us of which we are not aware. Any lawsuit could seek to enjoin, or prevent, us from commercializing our CoStar stent and may seek damages from us, and would likely be expensive for us to defend against. We have also received correspondence from third parties who have intellectual property rights in, or who have been actively involved in litigation or oppositions relating to, coronary stents, asserting that they may have rights to patents that are relevant to our operations or our stent platform and requesting initiation of discussions.

If any patents are ultimately determined to contain one or more valid claims that we infringe, we may, among other things, be required to:

•	pay damages, including up to treble damages and the other party’s attorneys’ fees, which may be substantial;

•	cease the development, manufacture, use and sale of our products, including our CoStar stent, that infringe the patent rights of others, through a court-imposed sanction called an injunction;

•	expend significant resources to redesign our technology so that it does not infringe others’ patent rights, or to develop or acquire non-infringing intellectual property, which may not be possible;

•	discontinue manufacturing or other processes incorporating infringing technology; and/or

•	obtain licenses to the infringed intellectual property, which may not be available to us on acceptable terms, or at all.

In addition, litigation with any of these patent owners, even if their allegations are without merit, would likely be expensive and time-consuming and divert management’s attention from our core business.

If we need to redesign products to avoid third-party patents, we may suffer significant regulatory delays associated with conducting additional studies or submitting technical, manufacturing or other information related to the redesigned product and, ultimately, in obtaining approval.

Our conclusions regarding non-infringement and invalidity are based in part on a review of publicly available databases and other information. There may be information not available to, or otherwise not reviewed by, us that might change our conclusions. Moreover, as described above, the scope and validity of patent claims are determined based on many facts and circumstances, and in a litigation a court or jury may reach a different conclusion on any given patent claim than the conclusions that we have reached.

Title 35 Section 271(e) of the United States Code is known as the clinical trial safe harbor that allows parties to use a patented invention in the United States solely for uses reasonably related to developing information for submission to the FDA. While we believe that our clinical activities in the United States and outside of the United States would be covered by the safe harbor, there is no way to confirm such belief until the case is litigated. In addition, the U.S. safe harbor may not cover our stent manufacturing or other activities in the United States if those activities are not reasonably related to developing information for submission to the FDA, but instead, for example, for submissions to other governments. Development and clinical trial activities in other countries that are directed to regulatory submissions to other governments may or may not be subject to experimental use or safe harbor-type protections from patent infringement, depending on the laws of that country.

See “Risk Factors—Risks Related to Intellectual Property—We are involved in substantial patent litigation with large, well-capitalized companies. If any patent infringement or other intellectual property claims asserted against us are successful, we could be enjoined, or prevented, from commercializing our CoStar stent, our cobalt chromium paclitaxel- and pimecrolimus-eluting coronary stent system, SymBio, our cobalt chromium pimecrolimus-eluting coronary stent system, Corio, or other product candidates.” “—If we are unable to obtain and maintain intellectual property protection covering our products, others may be able to make, use or sell our products, which would adversely affect our market share and, therefore, our revenues” and “—Intellectual property litigation against or by us could significantly disrupt our development and commercialization efforts, divert our management’s attention and quickly consume our financial resources.”

Government Regulation

United States

Our product candidates are combination products because they are comprised of two or more regulated components (i.e., a drug and a device) that are physically combined and produced as a single entity. Because the primary mode of action is that of a medical device, our products are regulated primarily as devices by the FDA under the Federal Food, Drug, and Cosmetic Act. Some aspects of our product candidates (e.g., release kinetics) will be reviewed by FDA’s drug review center. FDA regulations govern:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product safety;

•	product labeling;

•	product storage;

•	record keeping;

•	pre-market clearance or approval;

•	advertising and promotion;

•	production; and

•	product sales and distribution.

Unless an exemption applies, each product that we currently plan to commercially distribute in the United States will require either prior 510(k) clearance by, or prior premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission for commercial distribution. This process is known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or a device deemed to be not substantially equivalent to a previously cleared 510(k) device, are placed in class III. In general, a class III device cannot be marketed in the United States unless the FDA approves the device after submission of a premarket approval application. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.

Premarket Approval

Our CoStar stent is a combination product that will be regulated primarily as a class III medical device. FDA approval of a premarket approval application, or PMA, is required before marketing of a class III medical device in the United States can proceed. The process of obtaining premarket approval is much more costly, lengthy and uncertain than 510(k) clearance. A PMA must be supported by extensive data including, but not limited to, technical, pre-clinical and clinical studies, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling.

After the FDA determines that a PMA is complete, the FDA accepts the application and begins an in-depth review of the submitted information. The FDA, by statute and regulation, has 180 days to review an accepted premarket approval application, although the review generally occurs over a significantly longer period of time, and can take up to several years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the

FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the quality system regulations. Under the Medical Device User Fee and Modernization Act of 2002, the fee to submit a PMA can be up to $259,600 per PMA, but certain companies may qualify for a small business exemption. New PMAs or supplemental PMAs are required for significant modifications to the manufacturing process, labeling, use and design of a device that is approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a PMA except that the supplement is limited to information needed to support any changes from the device covered by the original PMA, and may not require as extensive clinical data or the convening of an advisory panel.

Clinical Studies

A clinical study is almost always required to support a PMA and is sometimes required for 510(k) clearance. Clinical trials for a “significant risk” device require submission of an application for an investigational device exemption, or IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the institutional review board overseeing the clinical trial. If the product is deemed a “non-significant risk” device under FDA regulations, only informed consent and approval from the institutional review board overseeing the clinical trial is required. We have received conditional approval of our IDE application from the FDA to permit commencement of our COSTAR II pivotal clinical trial. The FDA’s conditional approval of our IDE application allowed us to begin a limited enrollment in our COSTAR II trial. In December 2005, we received approval to expand enrollment to the full cohort of 1700 patients at up to 85 sites. Clinical trials are subject to extensive recordkeeping and reporting requirements. Our clinical trials must be conducted under the oversight of an institutional review board at the relevant clinical trial site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice, or GCP, requirements. We, the FDA or the institutional review board at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. The results of clinical testing may not be sufficient to obtain approval of the product.

Pervasive and Continuing FDA Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	quality system regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•	labeling regulations, which govern product labels and labeling, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

•	notices of correction or removal and recall regulations.

Advertising and promotion of medical devices are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, some promotional activities for FDA-regulated products have been the subject of enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act, competitors and others can initiate litigation relating to advertising claims.

Compliance with regulatory requirements is enforced through periodic, unannounced facility inspections by the FDA and the Food and Drug Branch of the California Department of Health Services. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters or untitled letters;

•	fines, injunction and civil penalties;

•	recall or seizure of our products;

•	customer notification, or orders for repair, replacement or refund;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our request for premarket approval of new products;

•	withdrawing premarket approvals that are already granted; and

•	criminal prosecution.

International

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

The primary regulatory environment in Europe is that of the European Union, which encompasses nearly all the major countries in Europe. Other countries which are not part of the European Union, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted Directive 93/42/EEC on medical devices and numerous standards that govern and harmonize the national laws and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices that are marketed in member states. Medical devices that comply with the requirements of the national law of the member state in which they are first marketed will be entitled to bear a CE Mark, indicating that the device conforms to applicable regulatory requirements, and, accordingly, can be commercially marketed within European Union countries. The method of assessing conformity with applicable regulatory requirements varies depending on the class of the device, but for an implantable stent that incorporates a drug (which falls into class III), the method involves a combination of self-assessment by the manufacturer of the safety and performance of the device, and a third party assessment by a Notified Body, usually of the design of the device and of the manufacturer’s quality system. A Notified Body is a private commercial entity that is designated by the national government of a member state as being competent to make independent judgments about whether a product complies with applicable regulatory requirements. The manufacturer’s assessment will include a clinical evaluation of the conformity of the device with applicable regulatory requirements, which for a new drug-eluting stent will include the results of clinical studies.

The approval of a regulatory authority and of an ethics committee is required in order to undertake a clinical study in a European Union country. Where a medical device incorporates a drug, the requirements for safety, efficacy and quality of that drug as set out in the legislation governing pharmaceutical products must be satisfied, which requires approval of such aspects by a regulatory authority. National laws and guidelines regulate other aspects such as labeling and post-marketing due diligence requirements. Continued regular auditing and re-certification by a Notified Body is generally required for a class III device.

Outside of the European Union, the requirements to commercialize a medical device vary country by country. Some countries, such as Japan, have their own governmental approval process through which clinical trial data and other information are submitted to a regulatory authority. In other countries, a medical device may be commercialized if the product has been approved in the United States or is entitled to bear a CE Mark.

State of California

The State of California requires that we obtain a license to manufacture medical devices and subjects us to periodic inspection. Our facilities and manufacturing processes were inspected in March 2004. We passed the inspection and received the license from the Food and Drug Branch, or FDB, of the California Department of Health Services in June 2004. This license expires and must be renewed in May 2007.

Research and Development

Since inception, we have devoted a significant amount of resources to develop our stent platform. During 2005, 2004 and 2003, we recorded $33.8 million, $18.8 million and $9.2 million, respectively, in research and development expenses.

Employees

As of June 30, 2006, we had 280 full time employees, 11 of whom hold Ph.D., M.D. or comparable degrees and 20 of whom hold other advanced degrees. Approximately 122 employees are engaged in research and development, approximately 123 are engaged in manufacturing activities and approximately 35 are engaged in business development, finance and other administrative functions. None of our employees are represented by a labor union or are covered by a collective bargaining agreement. We believe that we maintain good relations with our employees.

Facilities

As of June 30, 2006, we had leased facilities in Menlo Park, California with approximately 100,000 square feet for our headquarters, as the base for regulatory, research and development activities and for manufacturing for potential commercialization in the U.S. market. These leases expire between August 2008 and June 2011. We have leased a facility in Athlone, Ireland with approximately 34,000 square feet for manufacturing for our clinical trials and commercialization. This lease has a ten year term with an option for an additional ten year term. We also expect to lease another facility in Ireland for approximately 30,000 square feet for manufacturing for commercialization. We believe that our facilities will be sufficient to meet our needs into 2008.

Legal Proceedings

On February 1, 2005, Angiotech Pharmaceuticals, Inc. and Boston Scientific Corporation (as Angiotech’s licensee) initiated legal proceedings against us in the District Court in the Hague, Netherlands, seeking: a declaration that our CoStar stent infringes European Patent No. (EP) 0 706 376 B1 in the Netherlands and other countries designated in EP 0 706 376 B1; an order that we and our affiliates cease any infringement of EP 0 706 376 B1 in the Netherlands and other designated European countries; an order that we not use our CE marketing approval for three years or for a period of time which the District Court deems appropriate and/or at the choice of Boston Scientific and Angiotech; an order requiring us to withdraw all information and documentation concerning the clinical trials we have conducted in the Netherlands from all relevant regulatory authorities worldwide; an order requiring us to pay 2,460 euros per sale of our CoStar stent in Europe or, at the choice of Boston Scientific and Angiotech, 2,460 euros per day that we do not comply; an order that we indemnify Boston Scientific and Angiotech or surrender our profit on sales of our CoStar stent in countries covered by EP 0 706 376 B1; and an order that we pay the costs of the proceedings. We intend to vigorously defend ourselves in this proceeding. If we do not succeed in either invalidating EP 0 706 376 B1 or in establishing that the patent is not infringed by our CoStar stent, we will not be able to commercialize our CoStar stent in the Netherlands and we may not be able to commercialize our CoStar stent in other European countries designated in EP 0 706 376 B1 without a license from Boston Scientific, which may not be available to us on acceptable terms, or at all. A trial for these proceedings has been set for June 8, 2007. In addition, on May 3, 2006, the District Court of The Hague, Netherlands handed down its judgment in the legal proceedings initiated by Boston Scientific and Angiotech against Sahajanand Medical Technologies, Inc. ruling that EP 0 706 376 B1 is valid. This ruling may adversely affect our proceedings in the Netherlands.

On November 8, 2005, Boston Scientific and Scimed initiated legal proceedings against us in the District Court for the District of Delaware seeking a judgment, among other things, that our CoStar stent infringes U.S. Patent No. 5,922,021, one of the Jang patents purportedly assigned to Scimed. In the suit, Boston Scientific and Scimed are also seeking orders, among other things, declaring that we have infringed the patent, preventing us from commercializing our CoStar stent in the United States, requiring us to pay damages, declaring our infringement was willful and trebling all damages awarded and requiring us to pay attorney fees, costs and expenses. We intend to vigorously defend ourselves in this proceeding. If we do not succeed in either invalidating U.S. Patent No. 5,922,021 or in defending against Boston Scientific’s charge that the patent is not infringed by our CoStar stent, we will not be able to commercialize our CoStar stent in the United States without a license from Boston Scientific and Scimed which may not be available to us on acceptable terms, or at all. No trial date has been set for these proceedings.

On February 18, 2005, we initiated proceedings against Angiotech and the University of British Columbia in the High Court of Justice in the United Kingdom requesting that the court invalidate EP 0 706 376 B1 based on the grounds that all claims of the patent either lack novelty or are obvious in light of the state of scientific knowledge at the priority date of the patent. The trial began on October 4, 2005, and the High Court heard the parties’ closing arguments in mid December 2005. On February 24, 2006, the High Court of Justice rendered its decision that EP 0 706 376 B1 is invalid based on the grounds that the patent was obvious in light of the state of scientific knowledge at the priority date of the patent. Angiotech appealed the decision to the United Kingdom Court of Appeals, and the appeal is scheduled to be heard in mid December 2006. We are unable to predict the outcome of the appellate proceedings.

On March 31, 2005, we filed an Application to Revoke Australian Patent Nos. 728873, 771815 and 693797 owned by Angiotech and University of British Columbia in the Federal Court of Australia (Victoria District Registry), on the basis, among others, that the patents are invalid in light of the state of scientific knowledge as of the priority date of the patents and that they are not enabled for the claimed subject matter. We have also asserted that the patents are invalid because both Angiotech and the University of British Colombia are designated as owners of the patent, whereas in the United States on correspondingly similar claims, Angiotech is designated as the sole owner. On February 2, 2006, the Federal Court issued an order allowing us to proceed with our claim of invalidity on the basis that the University of British Colombia is not entitled to patents. Angiotech and the University of British Colombia have appealed the order. A hearing on the appeal was heard on May 17 and 18, 2006, and a written decision is expected this year. If the court rules that it is appropriate to continue to trial, the trial is scheduled to begin on February 12, 2007. If the Federal Court determines that the University of British Colombia is not entitled to patents, the patents may be revoked in a final decision. We are unable to predict the outcome of these proceedings. We are not currently conducting clinical trials in Australia on our CoStar stent, but we may seek to commercialize our CoStar stent in Australia in the future. If the Federal Court of Australia rules that these Australian patents are valid, then we may in the future need to litigate whether we infringe any of the valid claims. If we are found to infringe one or more valid claims, then we may not be able to commercialize our CoStar stent in Australia without a license from Boston Scientific, which may not be available to us on acceptable terms, or at all.

On October 26, 2005, we initiated nullity proceedings against Angiotech and the University of British Columbia in the District Court in The Hague, Netherlands seeking revocation of EP 0 706 376 B1, which is one of the Hunter patents owned by Angiotech and licensed to Boston Scientific that is the subject of the legal proceedings asserted against us in the Netherlands by Boston Scientific and Angiotech. The District Court has added Boston Scientific as a defendant to this action at Boston Scientific’s request. Angiotech has counterclaimed for infringement of the patent. It is unclear whether this counterclaim will be heard in this action due to the pending infringement action brought by Angiotech on the same patent. We are claiming that the patent is invalid based on prior art, the claims are not enabled by the patent specification, and other grounds. A trial on the merits in these proceedings is scheduled for October 27, 2006.

On May 4, 2006, Schneider (Europe) GmbH, or Schneider, one of the Boston Scientific group of companies, initiated legal proceedings against Conor Medsystems Ireland Limited, or Conor Limited, our wholly-owned subsidiary, in the High Court of Ireland alleging that our CoStar stent infringes the EP 0 650 740 B1 patent owned by Schneider. According to the summons filed in the High Court, Schneider is seeking, among other things, damages or an accounting of profit, costs and an injunction restraining Conor Ireland from making, offering, putting on the market or stocking our CoStar stent or any other product that infringes Schneider’s patent. Schneider is also seeking an order requiring Conor Ireland to deliver all CoStar stents. No trial date has been set for these proceedings.

We cannot predict the outcome of the legal proceedings pending against Angiotech and the University of British Columbia and/or Boston Scientific in the United Kingdom, Australia and the Netherlands, nor can we predict the outcome of the legal proceedings initiated against us by Boston Scientific and Angiotech in the Netherlands, Boston Scientific and Scimed in Delaware and Schneider in Ireland. Moreover, we cannot predict the cost of such litigation, which may require a substantial diversion of our financial assets and other resources and consequently prevent us from allocating sufficient resources to the development of our CoStar, Corio and SymBio stents. In the event that we are found to infringe any valid patent claim held by Angiotech or Boston Scientific (as Angiotech’s licensee), Boston Scientific and Scimed or Schneider, we may, among other things, be required to:

•	pay damages, including up to treble damages in the United States and the other party’s attorneys’ fees, which may be substantial; and outside of the United States, all or a portion of the other party’s attorneys’ fees, which may be substantial;

•	cease the development, manufacture, use, marketing and sale of our CoStar stent;

•	expend significant resources to redesign our technology so that it does not infringe others’ patent rights, or to develop or acquire non-infringing intellectual property, which may not be possible;

•	discontinue manufacturing or other processes incorporating infringing technology; and/or

•	obtain licenses to the infringed intellectual property, which may not be available to us on acceptable terms, or at all.

In addition, if the outcomes of the legal proceedings we initiated against Angiotech and the University of British Columbia in the United Kingdom, Australia or the Netherlands are not favorable to us, we are likely to be found liable for the opposing parties’ costs incurred in connection with the legal proceedings, and we could be found liable for an award of additional damages to the opposing parties if the court decides that our requests to invalidate patents are without sufficient merit or not pursued in good faith. Further, it is not uncommon in cases of this kind for a defendant to assert counterclaims, which could significantly increase our costs, potential liability for damages, and other risks arising from these legal proceedings.

MANAGEMENT

The following table provides information regarding our executive officers, key employees and directors as of June 30, 2006:

Name	Age	Position
Frank Litvack, M.D.	50	Chief Executive Officer and Chairman of the Board
John F. Shanley	56	Founder, Chief Technology Officer and Director
Azin Parhizgar, Ph.D.	47	Vice President, Chief Operating Officer
Michael Boennighausen	45	Vice President, Finance and Administration and Chief Financial Officer
Stephan H. Diaz	63	Vice President, Engineering and Pilot Production
Jeff Tillack	42	Vice President, Operations
Vicki Hacker	49	Vice President, Clinical Affairs
David M. Clapper	54	Director
John H. Friedman	53	Director
Steven B. Gerber, M.D.	52	Director
David B. Musket	48	Director
Carl Simpson	65	Director

Executive Officers

Frank Litvack, M.D. has been Chairman of our board of directors since 2002. In 2003, Dr. Litvack was appointed Chief Executive Officer. From 1999 to 2001, Dr. Litvack was Chairman and Chief Executive Officer of Fasturn, Inc., a software company. Since 2000, Dr. Litvack has been a Professor of Medicine at University of California, Los Angeles. From 1989 until 1997, Dr. Litvack was a founder and director of Progressive Angioplasty Systems Inc., which was acquired by United States Surgical Corporation. Since 1996, Dr. Litvack has been a member of Calmedica, LLC. Since 1985, Dr. Litvack has been an attending cardiologist at Cedars-Sinai Medical Center. Dr. Litvack co-directed the Cardiovascular Intervention Center at Cedars-Sinai Medical Center from 1986 to 2000. Dr. Litvack holds an M.D. from McGill University.

John F. Shanley founded Conor Technologies, our predecessor company, in 1996, and founded Conor Medsystems in 1999. Mr. Shanley has been our Chief Technology Officer since 2002 and a member of our board since 1999. From 1999 to 2002, Mr. Shanley was our Chief Executive Officer. From 1992 to 1995, Mr. Shanley served as Vice President, Operations and Engineering for Purus, Inc., a start-up technology company. Mr. Shanley holds a B.S. in Engineering Science and a M.S. in Materials Science from the University of Notre Dame.

Azin Parhizgar, Ph.D. has been our Vice President, Chief Operating Officer, since September 2004. From 2002 to 2004, Dr. Parhizgar was an independent consultant advising companies involved in the development of device/drug/biologics technologies and other emerging cardiovascular technology sectors. From 1996 to 2002, Dr. Parhizgar held various positions with Medtronic, Inc., a medical device company, including Executive Vice President of Emerging Ventures and Regulatory Science at Medtronic AVE and Executive Vice President of Global Regulatory, Quality and Clinical Affairs at Medtronic Vascular. Dr. Parhizgar holds a dual B.Sc. in Biology and Chemistry from Boston College, a M.Sc. in Biomechanical Engineering and a Ph.D. in Tissue Engineering both from Brown University.

Michael Boennighausen has been our Vice President, Finance and Administration, since July 2002 and was appointed our Chief Financial Officer in April 2004. From 1994 to 2002, Mr. Boennighausen served in various positions at ALZA Corporation, a pharmaceutical company, including Group Controller and Director of Investor Relations. Prior to ALZA, Mr. Boennighausen served as a health care policy analyst and also was a volunteer with the U.S. Peace Corps in Africa. Mr. Boennighausen holds a B.A. in Political Science from Stanford University and an M.B.A. from University of California, Los Angeles.

Key Employees

Stephen H. Diaz has been our Vice President of Engineering and Pilot Production since 2003. From 2001 to 2003, Mr. Diaz was our director of engineering. From 1999 to 2001, Mr. Diaz was retired. From 1970 to 1999, Mr. Diaz held a number of senior management positions at Raychem Corporation, an electronics company, including Design Engineer and Technical Director. Mr. Diaz holds a B.S. in Mechanical Engineering from Louisiana State University.

Jeff Tillack has been our Vice President of Operations since 2003. From 2000 to 2003, Mr. Tillack was Vice President and General Manager at Medsource Technologies, Inc., a medical device company. From 1998 to 2000, Mr. Tillack was Director of Operations at Medtronic, Inc., a medical device manufacturer. Mr. Tillack holds a B.S. in Mechanical Engineering from North Carolina State University and an M.B.A. from the University of North Carolina.

Vicki Hacker has been our Vice President of Clinical Affairs since June 2005. From 2004 to 2005, Ms. Hacker was Vice President of Clinical Affairs at Capnia, Inc., a pharmaceutical company. From 2000 to 2004, Ms. Hacker was Vice President at RITA Medical, Inc., a medical device company. Ms. Hacker was Director of Clinical Affairs at Cardima, Inc., a medical device company, from 1997 to 2000. Ms. Hacker holds a B.S. in Nursing from Rush University and a M.S.N. from San Jose State University.

Directors

David M. Clapper has been a member of our board of directors since September 2004. Since January 2005, Mr. Clapper has served as Director, President and Chief Executive Officer of SurgRx, Inc., a private medical device company. From 1999 to March 2004, Mr. Clapper served as President, Chief Executive Officer and a member of the board of directors of Novacept, Inc., a medical device company. From 1993 to 1999, Mr. Clapper was President, Chief Executive Officer and a director of Focal, Inc., a biotechnology company. From 1977 to 1993, Mr. Clapper was employed at various divisions of Johnson & Johnson, serving as Vice President and board member at Critikon, Inc., a division of Johnson & Johnson, from 1992 to 1993, and serving in a number of positions including Vice President of Sales & Marketing and a board member of Ethicon Inc. and Ethicon Endo-Surgery, both divisions of Johnson & Johnson, from 1977 to 1992. Mr. Clapper is a member of the board of directors of SVB Financial Group. Mr. Clapper holds a B.S. in Marketing from Bowling Green State University.

John H. Friedman has been a member of our board of directors since August 2003. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, L.P., which is a private investment firm founded by Mr. Friedman in 1999. Since 1991, Mr. Friedman has also been the President of Easton Capital Corp., a private investment firm. From 1992 to 1993, Mr. Friedman co-managed Atrium Capital Corporation, a venture capital firm. From 1989 to 1991, Mr. Friedman was the founder and Managing General Partner of Security Pacific Capital Investors, a private investment firm. From 1981 to 1989, Mr. Friedman was with E.M. Warburg, Pincus & Co., Inc., a private investment firm, with his last position being Managing Director and Partner. From 1978 to 1980, Mr. Friedman was an attorney with Sullivan & Cromwell LLP, a law firm. In the 1980’s, Mr. Friedman was employed at Shearson Loeb Rhoades, an investment bank. Mr. Friedman is a member of the board of directors of Renovis, Inc., a biopharmaceutical company, Comverse Technology, Inc., a telecommunications equipment company, YM BioSciences, Inc., a biotechnology company, Acorda Therapeutics, Inc., a biotechnology company, as well as several private companies. Mr. Friedman also serves as Co-Chairman of the President’s Council of the Cold Spring Harbor Laboratory. Mr. Friedman holds a B.A. in History from Yale College and a J.D. degree from Yale Law School.

Steven B. Gerber, M.D. has been a member of our board of directors since January 2006. Since 2003, Dr. Gerber has been Director of Research at Wedbush Morgan Securities, a financial services firm. From 1990 through 2002, Dr. Gerber was the head of healthcare research and a pharmaceutical industry analyst at CIBC World Markets, an investment banking firm. Board-certified in Cardiovascular Disease and Internal Medicine, Dr. Gerber is a member of the board of directors of HemaCare Corporation, a medical services company, and

Hypertension Diagnostics, a medical device company. He is also a member of the Board of Overseers of Tufts University School of Medicine. Dr. Gerber holds a B.A. in Psychology from Brandeis University, an M.B.A. from the University of California, Los Angeles, and an M.D. from Tufts University.

David B. Musket has been a member of our board of directors since November 1999. Since 1996, Mr. Musket has been Managing Director of ProMed Partners, L.P., a healthcare investment fund. Since 1991, Mr. Musket has also been President of Musket Research Associates, Inc., an investment banking firm focused on emerging healthcare companies. Since 1991, Mr. Musket has also been President of DBM Corporate Consulting, Ltd. From 1984 to 1989, Mr. Musket served as a pharmaceutical analyst at Goldman Sachs & Co. Mr. Musket is a member of the Harvard-M.I.T. Health Sciences and Technology Advisory Council. Mr. Musket holds a B.A. in Biology/Psychology from Boston College and spent four years in a doctoral program in Pharmacology and Neurobiology at Cornell University Medical College.

Carl Simpson has been a member of our board of directors since February 2003. In 2005, Mr. Simpson retired. From 2001 to 2005, Mr. Simpson was a partner at Versant Ventures. From 1979 to 2001, Mr. Simpson held a number of senior management positions at Guidant Corporation, a medical equipment company, including Senior Vice President of Research and Development and General Manager of Devices for Molecular Cardiology. Mr. Simpson also serves as a director for several private companies. Mr. Simpson holds a B.A. in Microbiology from San Jose State University, and a M.S. in Electrical Engineering/Computer Science and an M.B.A., both from Santa Clara University.

SELLING STOCKHOLDER

We and Calmedica Capital, L.P. have granted the underwriters an option to purchase up to 75,000 and 450,000 shares of our common stock, respectively, to cover over-allotments, if any. If the underwriters exercise the over-allotment option, the first 450,000 shares subject to the underwriters’ over-allotment option will be purchased from Calmedica Capital, L.P. and the remainder, if any, up to 75,000 additional shares, will be purchased from us. As of June 30, 2006, Calmedica Capital, L.P. beneficially owned 678,304 shares of our common stock, or approximately 2.0% of our outstanding common stock, based on 33,994,627 shares of common stock outstanding as of June 30, 2006. After the sale of 3,500,000 shares of common stock by us in this offering, Calmedica Capital, L.P. will beneficially own approximately 1.8% of our outstanding common stock, based on 37,494,627 shares of common stock outstanding after the closing of the offering. If the underwriters exercise the over-allotment option in full, then Calmedica Capital, L.P. would beneficially own 228,304 shares of our common stock, or approximately 0.6% of our outstanding common stock, based on 37,569,627 shares outstanding after the closing of the over-allotment option. Calmedica Management, L.L.C. is the general partner of Calmedica Capital, L.P. and possesses sole voting and investment power over the shares held by Calmedica Capital, L.P. Robert Hess is the managing director of Calmedica Management, L.L.C. Frank Litvack, M.D., our chief executive officer and Chairman, is a limited partner of Calmedica Capital, L.P.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

TO NON-UNITED STATES HOLDERS

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock to a non-United States holder that acquires our common stock pursuant to this offering. For purposes of this discussion, a non-United States holder is any beneficial owner that for United States federal income tax purposes is not a United States person. The term “United States person” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, or a partnership or entity taxable as a partnership, in either case created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

If a partnership or other pass-through entity holds common stock, the tax treatment of a partner or member in the partnership or other entity will generally depend on the status of the partner or member and upon the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities which hold our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

This discussion assumes that non-United States holders will hold our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal taxation that may be relevant in light of a non-United States holder’s special tax status or special tax situations. United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pension funds and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any United States federal gift tax consequences or tax consequences arising under the laws of any United States state or local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-United States holder to consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock. Additionally, we have not sought any ruling from the Internal Revenue Service, or IRS, with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions.

Dividends

We have not paid any dividends on our common stock, and we do not plan to pay any dividends for the foreseeable future. However, if we do pay dividends on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend (out of earnings and profits) paid to a non-United States holder of common stock generally will be subject to United States withholding tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty of the gross amount of the dividend. In order to receive a reduced treaty rate, a non-United States holder must provide us with an IRS Form W-8BEN (or successor form) certifying qualification for the reduced rate.

Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder (and dividends attributable to a non-United States holder’s permanent establishment in the United States if a tax treaty applies) are exempt from this withholding tax. In order to obtain this exemption, a non-United States holder must provide us with an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (and dividends attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder (and dividends attributable to a corporate non-United States holder’s permanent establishment in the United States if a tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in a tax treaty).

A non-United States holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld if such holder files an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-United States holder generally will not be subject to United States federal income or withholding tax on gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder (or attributable to a permanent establishment in the United States if a tax treaty applies), which gain, in the case of a corporate non-United States holder, must also be taken into account for branch profits tax purposes;

•	the non-United States holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation”, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. While we believe that we are not currently, and will not become, a USRPHC, the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, and accordingly there can be no assurance that we will not become a USRPHC in the future. However, as long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of our shares of common stock, by reason of USRPHC status, only if such non-United States holder, actually or constructively, owned more than 5 percent of our common stock at some time during the shorter of the periods described above. On the other hand, if we are or were to become a USRPHC and our common stock were to fail to qualify as “regularly traded on an established securities market,” then every non-United States holder generally would be subject to U.S. federal income tax on net gain derived from the disposition of our common stock at regular graduated rates and, in certain circumstances, the purchaser of such stock could be required to withhold income tax in an amount equal to 10% of the purchase price, which amount would be creditable against the non-United States holder’s federal income tax due. A non-United States holder may obtain a refund of any such amounts withheld in excess of the non-United States holder’s federal income tax liability.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to backup withholding (currently at a rate of 28%) unless the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on a Form W-8BEN or another appropriate version of Form W-8.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder can be refunded or credited against the non-United States holder’s U.S. federal income tax liability, if any, provided that the holder furnishes the required information to the IRS in a timely manner.

In certain circumstances, information reporting to the IRS may apply to a sale or other disposition of common stock by a non-United States holder within the United States or conducted through United States related intermediaries.

Federal Estate Tax

The value of our common stock owned or treated as owned by an individual who is a non-United States holder or as to which such an individual has made certain lifetime transfers will be included in the individual’s gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering, and, together with Lehman Brothers Inc., Cowen and Company, LLC and CIBC World Markets Corp. are acting as the managing underwriters of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares
Citigroup Global Markets Inc.	1,190,000
Morgan Stanley & Co. Incorporated	1,190,000
Lehman Brothers Inc.	595,000
Cowen and Company, LLC	350,000
CIBC World Markets Corp.	175,000

Total	3,500,000

All of the 3,500,000 shares to be purchased from the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.99 per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 525,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. If the underwriters exercise this over-allotment option, the first 450,000 of the additional shares will be purchased from the selling stockholder named in this prospectus supplement and the remainder, if any, up to 75,000 additional shares, will be purchased from us.

We, our executive officers, our directors and certain of our stockholders, including the selling stockholder, have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup and Morgan Stanley and subject to certain exceptions, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, these lock-up agreements do not prohibit us from issuing shares of common stock, and securities convertible into or exchangeable for shares of common stock, in connection with any strategic partnership, joint venture or collaboration or the acquisition or license of any products or technology. The total number of shares of common stock, including shares underlying convertible or exercisable securities, we may issue in connection with these transactions cannot exceed 1,500,000 shares, and the recipients of these securities must agree to similar lock-up agreements for the remainder of the 90-day lock-up period. Citigroup and Morgan Stanley in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The common stock is quoted on the Nasdaq Global Market under the symbol “CONR.”

The following table shows the underwriting discounts and commissions that we and the selling stockholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Paid by Conor Medsystems, Inc.		Paid by the Selling Stockholder
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$1.65	$1.65	$—	$1.65
Total	$5,775,000	$5,898,750	$—	$742,500

In connection with the offering, Citigroup on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are short sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out a covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq Global Market. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters or other selling group members commence passive market making transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $600,000. We intend to pay all expenses of registration, issuance and distribution, including certain expenses related to the sale of the selling stockholder’s shares (other than the related underwriting discounts and commissions).

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We and the selling stockholder have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters or controlling persons may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus supplement will be passed upon for us by our counsel, Cooley Godward LLP, Palo Alto, California. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, as set forth in their reports, which are incorporated by reference into the accompanying prospectus and elsewhere in the registration statement on Form S-3 of which the accompanying prospectus is a part. Our financial statements, schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

From time to time, we and certain selling stockholders may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We and any selling stockholders may offer and sell common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock trades on the Nasdaq Global Market under the symbol “CONR.”

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “ Risk Factors” contained in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using the “shelf” registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. No limit exists on the aggregate number of shares of common stock we may sell pursuant to the registration statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the common stock.

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus or any applicable prospectus supplement are the property of their respective owners.

We urge you to read carefully both this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Conor Medsystems,” “we,” “us” and “our” refer to Conor Medsystems, Inc., a Delaware corporation, and its subsidiaries. Our principal executive offices are located at 1003 Hamilton Court, Menlo Park, California 94025, and our telephone number is (650) 614-4100. Our website address is http://www.conormed.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

•	our expectations with respect to commercialization;

•	our expectations with respect to the legal proceedings we are involved in;

•	our expectations with respect to regulatory submissions and approvals and our clinical trials;

•	our expectations with respect to our intellectual property position; and

•	our estimates regarding our capital requirements and our need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in any applicable prospectus supplements and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully both this prospectus and any applicable prospectus supplements, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as otherwise provided in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, which may include funding commercialization of our CoStar® stent, product development and related clinical trials, product manufacturing, research and development, preparation and filing of premarket approval applications and other marketing approval applications, increasing our working capital, funding potential acquisitions of or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing, investment-grade securities.

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DESCRIPTION OF CAPITAL STOCK

We may issue shares of our common stock from time to time, in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of common stock, the offering price, the net proceeds to us and other offering material relating to such offering.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by our counsel, Cooley Godward LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005 and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements, schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Conor Medsystems. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 0-51066):

•	our current report on Form 8-K filed with the SEC on January 31, 2006;

•	our current report on Form 8-K filed with the SEC on February 10, 2006;

•	our current report on Form 8-K filed with the SEC on February 15, 2006 (except for the information furnished under Item 2.02 or any related exhibit);

•	our current report on Form 8-K/A filed with the SEC on February 15, 2006;

•	our current report on Form 8-K filed with the SEC on February 17, 2006;

•	our current report on Form 8-K filed with the SEC on February 27, 2006;

•	our annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006 (the “2005 10-K”);

•	the information specifically incorporated by reference into our 2005 Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2006;

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•	our current report on Form 8-K filed with the SEC on May 1, 2006 (except for the information furnished under Item 2.02 or any related exhibit);

•	our current report on Form 8-K filed with the SEC on May 5, 2006;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006;

•	our current report on Form 8-K filed with the SEC on July 24, 2006 (except for the information furnished under Item 2.02 or any related exhibits); and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on December 9, 2004, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, CA 94025, telephone: (650) 614-4100.

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3,500,000 Shares

Common Stock

PROSPECTUS

July 26, 2006

Citigroup	Morgan Stanley

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